As filed with the Securities and Exchange Commission on April 8, 2011
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MAGNUM HUNTER RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1311	86-0879278
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation)	Classification Code Number)	Identification No.)

777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gary C. Evans
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Paul M. Johnston
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Proposed Maximum	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Offering Price Per Share(2)	Price(2)	Fee(3)
Common stock, par value $0.01 per share	42,804,675(1)	$8.28	$354,422,709	$7,230.80

(1)	Represents up to 42,804,675 shares of common stock of the Registrant that may be issued upon exchange or redemption of up to 42,804,675 exchangeable shares that may be issued by MHR Exchangeco Corporation, a subsidiary of the registrant (“Exchangeco”). The exchangeable shares will be issued upon completion of the Registrant’s acquisition of all of the issued and outstanding shares of common stock, and options and compensation options to acquire shares of common stock, of NuLoch Resources Inc. (“NuLoch”) to eligible former shareholders of NuLoch who elect to receive the exchangeable shares. Also includes, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices for the common stock on The New York Stock Exchange on April 7, 2011.

(3)	Consists of total registration fee of $41,148.48 less fees of $33,917.68 paid by the Registrant to the Securities and Exchange Commission with respect to the preliminary proxy statement filed by the Registrant on Schedule 14A with the Securities and Exchange Commission on March 16, 2011, with respect to the NuLoch transaction. A total of $33,495.26 of the $33,917.68 fee previously paid was used by the Registrant in connection with a Registration Statement on Form S-3 (File No. 333-172979) initially filed with the Securities and Exchange Commission on March 21, 2011, however we submitted a withdrawal request with respect to such Registration Statement on April 4, 2011 without any securities having been issued thereunder. In accordance with Rule 457(p) of the Securities Act, such previously paid filing fee of $33,917.68 will partially offset the filing fee currently due pursuant to this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 19, 2011, we entered into an arrangement agreement (the “arrangement agreement”) with MHR Exchangeco Corporation, our Canadian subsidiary (“Exchangeco”), and NuLoch Resources Inc. (“NuLoch”). Subject to the terms and conditions of the arrangement agreement, we will acquire all of the outstanding shares, options and compensation options of NuLoch pursuant to a court-approved plan of arrangement under the Business Corporations Act (Alberta). Such transaction is referred to herein as the arrangement. As part of the arrangement, the security holders of NuLoch can elect to receive shares of our common stock, exchangeable shares of Exchangeco, or a combination of both. The shares of our common stock and/or Exchangeco exchangeable shares to be issued at the closing of the arrangement are being issued in reliance upon the exemption from registration under Section 3(A)(10) of the Securities Act of 1933, as amended. In anticipation of the completion of the arrangement, we are filing this registration statement with the Securities and Exchange Commission (“SEC”) in order to register under the Securities Act of 1933 the issuance, from time to time following the closing of the arrangement, of shares of our common stock in exchange for the exchangeable shares of Exchangeco issued at the closing of the arrangement. We intend to cause such registration statement to become effective immediately prior to the completion of the arrangement.

This registration statement has been drafted and prepared on the basis that the completion of the arrangement has occurred. We note that this registration statement will only become effective if the arrangement is completed. At or near the completion of the arrangement, we will file an amendment to this registration statement prior to this registration statement becoming effective.

The arrangement is subject to conditions to closing as set forth in the arrangement agreement between Magnum Hunter, Exchangeco and NuLoch, including obtaining the requisite approvals by our common stockholders and NuLoch securityholders. If any of the conditions to the arrangement are not satisfied and, where permissible, not waived, the arrangement will not be consummated. The arrangement is also subject to the approval of the Court of Queen’s Bench of Alberta. This approval as well as any other necessary regulatory approvals may not be received, or may be received later than anticipated.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2011

Magnum Hunter Resources Corporation

OFFER TO EXCHANGE

Up to           Shares of Magnum Hunter Resources Corporation Common Stock
for all issued and outstanding exchangeable shares of MHR Exchangeco Corporation Common Stock on a one-for-one basis

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus, shares of Magnum Hunter Resources Corporation common stock for the outstanding exchangeable shares (which we refer to as the “exchangeable shares”) of MHR Exchangeco Corporation, an indirect wholly-owned Canadian subsidiary of Magnum Hunter that we refer to in this prospectus as Exchangeco. Each exchangeable share is exchangeable for one share of our common stock at any time after issuance at the option of the holder and will be redeemable at the option of Exchangeco after one year or upon the earlier to occur of certain specified events, as described in this prospectus. See the section entitled “The Exchange Offer” beginning on page 11 of this prospectus for more information regarding the exchange.

Because the shares of our common stock offered by this prospectus will be issued only in exchange for or redemption of the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “MHR”. On April 6, 2011, the closing price of our common stock on the NYSE was $8.30.

The exchange offer will terminate at such time as all of the exchangeable shares are exchanged. Magnum Hunter, through a subsidiary, has the right to redeem any outstanding exchangeable shares at any time beginning one year following the closing date of the arrangement. Magnum Hunter currently intends to exercise this right of redemption promptly after it becomes available. See the section entitled “The Exchange Offer—Other Circumstances Under Which Exchangeable Shares Are Subject to Redemption or Exchange” beginning on page 13 of this prospectus for more information about this right.

There will be no record date for determining holders of Exchangeco exchangeable shares entitled to participate in the exchange.

Investing in our securities involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities. See the section entitled “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2011.

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus in connection with the offering described in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus is correct as of any date subsequent to the date of this prospectus.

This prospectus incorporates important business and financial information about Magnum Hunter Resources Corporation and MHR Exchangeco Corporation that is not included in or delivered with this document and is included as an exhibit to the registration statement of which this prospectus is a part. You may obtain copies of these documents, without charge, upon written or oral request to Investor Relations, Magnum Hunter Resources Corporation, 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, telephone: (832) 369-6986.

ABOUT THIS PROSPECTUS

This document is called a “prospectus”, and it provides you with a general description of our common stock. We have filed a registration statement (of which this prospectus forms a part) with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a shelf registration process. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 51.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and our common stock offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street address are provided under the heading “Where You Can Find More Information” on page 51.

When acquiring our common stock, you should rely only on the information provided in this prospectus, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus. We are not offering our common stock in any state where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of these documents.

This prospectus contains and incorporates by reference forward-looking statements. Any “free writing prospectus” we authorize may also contain forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus and the documents incorporated herein by reference. See “Special Note Regarding Forward-Looking Statements” in this prospectus for more information. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated. You should not place undue reliance on our forward-looking statements.

In this prospectus, references to the terms “Magnum Hunter”, “the Company”, “we”, “us”, “our” and similar terms, refer to Magnum Hunter Resources Corporation and its wholly-owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise. We entered into an arrangement agreement dated as of January 19, 2011 with Exchangeco and NuLoch pursuant to which we indirectly acquired all of NuLoch’s outstanding shares, options and compensation options, with NuLoch thereby becoming an indirect wholly-owned subsidiary of the Company. The transaction was carried out pursuant to the arrangement agreement and the plan of arrangement under subsection 193(9)(a) of the Business Corporations Act (Alberta), or the ABCA, referred to in the arrangement agreement. Under the plan of arrangement, Exchangeco acquired all of the outstanding NuLoch common shares, options and compensation options for the purchase of NuLoch common shares in exchange for an aggregate of approximately 42,804,675 shares of Magnum Hunter common stock (including exchangeable shares described below).

Exchangeco is an indirect subsidiary of Magnum Hunter, and has outstanding a class of non-voting exchangeable shares which we refer to as the “exchangeable shares” in this registration statement. In connection with the arrangement, NuLoch securityholders had the option of receiving Magnum Hunter common stock, exchangeable shares of Exchangeco, or a combination of the two for their shares of NuLoch common stock and their options or compensation options to acquire shares of NuLoch common stock. Each exchangeable share is exchangeable or redeemable, as the case may be, for one share of our common stock in accordance with the terms of the provisions governing the exchangeable shares. The registration statement of which this prospectus forms a part relates to shares of our common stock issuable upon exchange or redemption of exchangeable shares of Exchangeco following the completion of our acquisition of NuLoch.

ii

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information you should consider before deciding whether to participate in the exchange offer. Before making an investment decision, you should read the entire prospectus carefully, including the section entitled “Risk Factors”, beginning on page 8, and the information incorporated by reference in this prospectus.

About Magnum Hunter Resources Corporation

We are an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, North Dakota, Texas and Louisiana. We are presently active in three of the most prolific shale resource plays in the United States, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. We were incorporated as a Delaware corporation in 1997. In 2005, we began oil and gas operations under the name Petro Resources Corporation. In May 2009, we restructured our management team and refocused our business strategy, and in July 2009 changed our name to Magnum Hunter Resources Corporation. Our restructured management team includes Gary C. Evans, as Chairman and Chief Executive Officer. Mr. Evans is the former founder, chairman and chief executive officer of Magnum Hunter Resources, Inc., a company of similar name that was sold to Cimarex Energy Corporation for $2.2 billion in June 2005.

Our new management implemented a business strategy consisting of exploiting our inventory of lower risk drilling locations and acquiring undeveloped leases and long-lived proved reserves with significant exploitation and development opportunities primarily located in unconventional resource plays. As a result of this strategy, we have substantially increased our assets and production base through a combination of acquisitions and ongoing development drilling efforts, our percentage of operated properties has increased significantly, our inventory of acreage and drilling locations in resource plays has grown and our management team has been expanded. Recently, management has focused on further developing and exploiting unconventional resource plays, the acquisition of additional operated properties and the development of associated midstream opportunities in certain regions in which we operate.

Unless stated otherwise or unless the context otherwise requires, all references in this report to Magnum Hunter, the Company, we, our, ours and us are to Magnum Hunter Resources Corporation and its consolidated subsidiaries.

Acquisition of NuLoch Resources, Inc.

On          , 2011, we completed our acquisition of NuLoch pursuant to the terms of a court-approved plan of arrangement under Alberta law. NuLoch is a Canadian public oil and natural gas producer with headquarters in Calgary, Alberta. Pursuant to the arrangement, at closing we exchanged shares of our common stock or exchangeable shares of Exchangeco for NuLoch’s common shares (and options and compensation options to acquire NuLoch common shares). Pursuant to the plan of arrangement, holders of NuLoch shares who are residents of Canada or Canadian partnerships received, at the holder’s election, (i) a number of exchangeable shares equal to the number of NuLoch shares exchanged multiplied by the exchange ratio of 0.3304, (ii) a number of Magnum Hunter common shares equal to the number of NuLoch shares exchanged multiplied by the exchange ratio, or (iii) a combination of exchangeable shares and Magnum Hunter common shares as described in clauses (i) and (ii) above. Holders of NuLoch shares who are non-Canadian residents received a number of Magnum Hunter common shares equal to the number of NuLoch shares exchanged multiplied by the exchange ratio. The exchangeable shares were offered in connection with the acquisition in lieu of Magnum Hunter common stock to provide, to the extent permissible and applicable, the former securityholders of NuLoch who are residents of Canada or Canadian partnerships with deferred tax treatment upon the disposition of their NuLoch shares to Exchangeco. The acquisition was completed pursuant to the terms of an arrangement agreement dated January 19, 2011 among Magnum Hunter, Exchangeco and NuLoch.

For further information on these transactions, see Magnum Hunter’s Current Reports on Form 8-K filed with the SEC.

About MHR Exchangeco Corporation

Exchangeco is an indirect subsidiary of Magnum Hunter incorporated under the Business Corporations Act (Alberta) on January 13, 2011 for the sole purpose of facilitating the acquisition of NuLoch as the issuer of the exchangeable shares. The exchangeable shares were offered in the arrangement to provide an opportunity for NuLoch securityholders who are residents of Canada to make a tax election to defer certain capital gain taxes, which would otherwise arise upon the exchange of their NuLoch shares for shares of our common stock. Exchangeco has not carried on any active business operations since its incorporation other than in connection with its role as a party to the arrangement agreement, pursuant to which it acquired the issued and outstanding NuLoch shares and NuLoch options and compensation options and issued the exchangeable shares. Exchangeco’s registered office is located at 3500, 855 — 2 Street S.W., Calgary, Alberta T2P 4J8.

Principal Executive Offices

The principal executive offices of Magnum Hunter and Exchangeco are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, their telephone number is (832) 369-6986 and their website is www.magnumhunterresources.com.

Summary of Terms of the Exchange Offer

Issuer	Magnum Hunter Resources Corporation

Listing	Our common stock is traded on the NYSE under the symbol “MHR.”

Exchange Offer	We are offering to exchange shares of our common stock for exchangeable shares of Exchangeco on a one-for-one basis upon the exchange, retraction or redemption of such exchangeable shares.

Conditions of the Exchange Offer	There are no conditions to the exchange offer other than the effectiveness of the registration statement of which this prospectus is a part, and compliance by Magnum Hunter with the prospectus delivery requirements under U.S. securities laws.

Purpose of the Exchange Offer	The purpose of the exchange offer is to exchange any and all outstanding exchangeable shares for shares of our common stock such that upon completion of the exchange all of the former securityholders of NuLoch will have received shares of Magnum Hunter common stock in connection with the acquisition of NuLoch by Magnum Hunter. The plan of arrangement provides that each exchangeable share is exchangeable for one share of our common stock at any time after issuance at the option of the holder, and will be redeemable at the option of Exchangeco after one year or upon the earliest to occur of certain specified events.

Declared But Unpaid Dividends	Upon exchange or redemption of the exchangeable shares, holders of exchangeable shares will receive a check in an amount equal to any declared and unpaid dividends payable in cash on their exchangeable shares and the applicable non-cash item for any declared and unpaid dividends not payable in cash on their exchangeable shares (provided that such holder held the exchangeable share on the applicable dividend record date(s)). Holders of exchangeable shares will only receive dividends if we declare dividends on our common stock. We do not have plans to pay dividends on our common stock for the foreseeable future.

Procedures for Tendering Exchangeable Shares	Holders of exchangeable shares desiring to accept the exchange offer must deliver to Exchangeco at its registered office or at an office of Exchangeco’s transfer agent a written retraction request and the certificates representing the exchangeable shares to be redeemed. A holder must state in its request the business day on which such holder desires Exchangeco to redeem its exchangeable shares, which business day must be 10 to 15 business days after Exchangeco receives the retraction request. If such holder fails to specify a business day in its request, the retraction date will be the 15th business day after the request is received by Exchangeco.

Acceptance of Exchangeable Shares and Delivery of Offer Consideration and Cash	Unless a holder revokes its retraction request, the shares identified in the retraction request will be redeemed by Exchangeco or purchased by another of our Canadian subsidiaries, which we refer to in this prospectus as “Callco,” as the case may be, and Exchangeco or Callco, as the case may be, will send the holder (i) a certificate representing the aggregate number of shares of our common stock and (ii) provided the holder held the exchangeable shares on the applicable dividend record date(s), on the payment date therefor a check in an amount equal to the amount of the declared and unpaid dividends, if any, payable in cash and/or the applicable non-cash item for the declared and unpaid dividends not payable in cash on the retracted or purchased exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom. To the extent that the amount required to be deducted or withheld from any payment to a holder exceeds the cash portion of the dividend or other consideration otherwise payable to the holder, we have the ability to sell or otherwise dispose of the portion of the consideration necessary to provide sufficient funds to enable us to comply with the deduction or withholding requirement and we will notify the holder and remit to the holder any unapplied balance of the net proceeds of such sale For more information on our withholding rights, see the Section titled “The Exchange Offer—Withholding Rights” on page 14.

Withdrawal Rights	A holder of exchangeable shares that makes a retraction request may revoke such request, in writing, at any time prior to the close of business on the business day immediately before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be redeemed by Exchangeco or purchased by Callco.

Use of Proceeds	We will not receive any cash proceeds from this offering.

Fees and Expenses	We will pay all expenses incurred in connection with the exchange offer described in this prospectus. We estimate that the total expenses of this offering will be approximately $100,000.

Income Tax Considerations	See “Income Tax Considerations” beginning on page 35 of this prospectus for a summary of certain material Canadian and U.S. federal income tax consequences relating to the exchangeable shares. You should consult your own tax advisor for a full understanding of the tax considerations of participating in the exchange offer.

Market Price and Trading	On April 6, 2011, the closing price for Magnum Hunter common stock on the NYSE was $8.30 per share. The exchangeable shares are not listed for trading on any exchange. The shares of Magnum Hunter common stock offered by this prospectus have been approved for listing on the NYSE, subject to official notice of issuance.

No Appraisal Rights	There are no dissenter’s rights or appraisal rights with respect to the exchange offer.

Regulatory Approvals	We are not aware of any material regulatory approvals necessary to complete this offer, except that this exchange offer may not be commenced until the registration statement, of which this prospectus is a part, is declared effective by the SEC.

Accounting Treatment	Exchangeable shares are currently accounted for as outstanding capital stock of Exchangeco. The value of the Magnum Hunter shares to be issued upon exchange are accounted for prior to the exchange as non-controlling interest. Upon the issuance of shares of Magnum Hunter and the cancellation of the exchangeable stock, the amounts in non-controlling interest will be transferred to shareholders’s equity. However, each issued and outstanding exchangeable share is treated as an issued and outstanding Magnum Hunter common share for purposes of calculating earnings per common share for Magnum Hunter.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of our common stock being offered by us in this prospectus.

Questions	If you have any questions regarding the terms of the exchange offer or the procedures for tendering exchangeable shares in the exchange offer, please contact Investor Relations, Magnum Hunter Resources Corporation, 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, telephone: (832) 369-6986.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAGNUM HUNTER

The following table presents our selected historical consolidated financial data. The data as of, and for the years ended, December 31, 2010, 2009, 2008, 2007 and 2006 are derived from our audited consolidated financial statements for those periods. The information in the following table is only a summary and is not indicative of the results of our future operations. You should read the following information together with our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and the other information that we have filed with the SEC and incorporated by reference herein. See “Where You Can Find More Information” on page 51 of this prospectus.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands, except per share data and operating data)

Income Statement Data
Revenues	$32,724	$6,844	$11,590	$6,638	$1,516
Net income (loss)	(13,800)	(15,124)	(6,886)	(5,539)	(3,899)
Earnings (loss) per share: basic and diluted	(0.25)	(0.39)	(0.21)	(0.28)	(0.20)
Cash dividends declared per common share	—	—	—	—	—
Statement of Cash Flows Data
Net cash provided by (used in)
Operating activities	$(1,167)	$3,372	$3,437	$854	$(755)
Investing activities	(118,281)	(16,624)	(10,379)	(29,964)	(6,590)
Financing activities	117,720	9,413	(2,338)	40,225	8,212
Balance Sheet Data
Property, equipment, net, successful efforts method	$232,601	$46,410	$39,134	$42,482	$3,974
Total assets	248,967	66,584	61,665	66,363	10,948
Total debt	33,151	13,044	21,500	11,344	—
Redeemable preferred stock	70,236	5,374	—	7,232	—
Stockholders’ equity	103,322	39,318	35,078	42,750	10,699
Operating Data
Production Data
Crude oil (MBbls)	316	115	111	97	—
Natural gas (MMcfs)	952	191	130	138	19
Total production in barrels of oil equivalent (MBoe)	475	146	132	120	3
Average realized sales prices
Crude oil (per Bbl)	$72.41	$53.56	$86.92	$62.88	$51.62
Natural gas (per Mcf)	$5.07	$2.46	$4.36	$3.27	$5.95
Total average price (per Boe)	$58.37	$45.11	$76.96	$54.59	$38.46
Lifting costs (per Boe)	$26.75	$29.89	$35.78	$29.07	$14.89
Proved oil and natural gas reserves(1)
Crude oil (MBbls)	6,824	3,822	1,862	2,370	8
Natural gas (MMcf)	39,452	9,364	4,253	2,082	116
Natural gas liquids (MBbl)	—	787	547	—	—
Total per barrel of oil equivalent (MBoe)	13,400	6,169	3,118	2,717	27

(1)	Proved oil and natural gas reserves have not been adjusted for the effect of discontinued operations.

SELECTED HISTORICAL FINANCIAL DATA OF EXCHANGECO

The following table presents selected historical financial data of Exchangeco from its formation on January 13, 2011 to March 31, 2011. Exchangeco was formed for the sole purpose of facilitating our acquisition of NuLoch as the issuer of the exchangeable shares. Exchangeco has not carried on any active business operations since its incorporation other than in connection with its role as a party to the arrangement agreement, pursuant to which it acquired the issued and outstanding NuLoch shares and NuLoch options and compensation options and issued the exchangeable shares. Exchangeco did not generate any revenues and incurred only nominal expenses during the period from the date of its incorporation through March 31, 2011. Exchangeco has only nominal assets and incurred only nominal liabilities prior to the completion of the acquisition of NuLoch.

Period Beginning
January 13, 2011 and Ended
March 31, 2011
(In thousands, except per share data
and operating data)

Income Statement Data
Revenues	$—
Net income (loss)	—
Earnings (loss) per share: basic and diluted	—
Cash dividends declared per common share	—
Statement of Cash Flows Data
Net cash provided by (used in)
Operating activities	$—
Investing activities	—
Financing activities	—
Balance Sheet Data
Property, equipment, net, successful efforts method	$—
Total assets	—
Total debt	—
Redeemable preferred stock	—
Stockholders’ equity	—

Comparative Per Share Data

The following table sets forth selected historical per share information of Magnum Hunter and Exchangeco. The historical per share information of Magnum Hunter below is derived from the audited financial statements of Magnum Hunter as of, and for the year ended, December 31, 2010. The unaudited pro forma combined per share information of Magnum Hunter below gives effect to the acquisitions of the PostRock assets, NGAS, and NuLoch and all necessary ancillary transactions and the exchange offer and assumes that one share of Magnum Hunter common stock had been issued in exchange for each outstanding exchangeable share. See the section titled “Unaudited Pro Forma Financial Information” beginning on page 46 for more information on the PostRock and NGAS acquisitions. The unaudited pro forma combined per share information of Magnum Hunter is derived from the unaudited pro forma combined income statement for the year ended December 31, 2010 and the unaudited pro forma combined balance sheet as of December 31, 2010. The unaudited pro forma combined per share information of Magnum Hunter does not purport to represent the actual results of operations that Magnum Hunter would have achieved had the exchange offer been completed during these periods or to project the future results of operations that Magnum Hunter may achieve after the exchange offer.

You should read the following information in conjunction with the selected historical financial information of Magnum Hunter included elsewhere in this prospectus and the historical financial statements of Magnum Hunter incorporated into this prospectus by reference. See “Selected Historical Consolidated Financial Data of Magnum Hunter” and “Where You Can Find More Information” beginning on pages 5 and 51, respectively, of this prospectus.

Year Ended
December 31, 2010

Magnum Hunter
Per common share data
Earnings (loss)
Historical	$(0.25)
Combined pro forma	$(0.27)
Book value
Historical	$1.38
Combined pro forma	$3.81
Exchangeco(1)
Per common share data
Earnings (loss)
Historical	—
Combined pro forma	—
Book value
Historical	—
Combined pro forma	—

(1)	Exchangeco was incorporated on January 13, 2011 for the sole purpose of facilitating the arrangement as the issuer of the exchangeable shares. Exchangeco has not carried on any active business operations since its incorporation other than in connection with its role as a party to the arrangement agreement, pursuant to which it acquired the issued and outstanding NuLoch shares and NuLoch options and compensation options and issued the exchangeable shares. Exchangeco did not generate any revenues and incurred only nominal expenses during the period from the date of its incorporation through March 31, 2011.

RISK FACTORS

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of the following risks as well as the risks that are incorporated herein by reference to the risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to the Exchangeable Shares

Holders of exchangeable shares will experience a delay in receiving shares of Magnum Hunter common stock from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange.

Holders of exchangeable shares who request to receive Magnum Hunter common stock in exchange for their exchangeable shares will not receive Magnum Hunter common stock until 10 to 15 business days after the applicable request is received. During this period, the market price of Magnum Hunter common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by such a holder of exchangeable shares upon a subsequent sale of the Magnum Hunter common stock received in the exchange.

The exchange of your exchangeable shares is generally taxable in Canada.

Based on the tax laws as of the date of this prospectus, the exchange of exchangeable shares for shares of Magnum Hunter common stock is generally a taxable event in Canada. A holder’s tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange and the length of time that the exchangeable shares were held prior to the exchange. Canadian income tax consequences will vary depending on your particular circumstances. We strongly urge you to consult your tax advisor as to the tax consequences of exchanging your exchangeable shares for Magnum Hunter common stock. See “Income Tax Considerations” beginning on page 35 of this prospectus.

The exchange of your exchangeable shares may be taxable in the U.S.

The U.S. federal income tax consequences of an exchange of exchangeable shares for shares of Magnum Hunter depends on whether the exchangeable shares are treated for U.S. federal income tax purposes as shares of Exchangeco or as shares of Magnum Hunter common stock. In particular, for United States federal income tax purposes, a U.S. Holder’s (and in certain circumstances a Non-U.S. Holder’s) exchange of exchangeable shares for shares of Magnum Hunter common stock will be a taxable sale in which the Holder will recognize gain or loss if the exchangeable shares are treated as shares of Exchangeco and not as shares of Magnum Hunter common stock. There is no direct authority under existing United States federal income tax law concerning whether the exchangeable shares should be treated as shares of Exchangeco or shares of Magnum Hunter common stock. Neither NuLoch nor Magnum Hunter has requested, or intends to request, a ruling from the Internal Revenue Service or an opinion of counsel regarding the status of the exchangeable shares or the tax consequences of the exchange of exchangeable shares for shares of Magnum Hunter common stock for United States federal income tax purposes. The discussion under the heading “Income Tax Considerations — Material United States Federal Income Tax Consequences”, beginning on page 38 of this prospectus, includes a discussion of the United States federal income tax consequences of the exchange of exchangeable shares based on the treatment of the exchangeable shares as either (i) shares of Magnum Hunter common stock or (ii) shares of Exchangeco. Holders should consider that the United States federal income tax consequences of an exchange of exchangeable shares may be adverse to the Holder based on the Holder’s particular circumstances. Holders should assume that the Internal Revenue Service may assert and prevail with a position on the status of the exchangeable shares that is contrary to the position taken by the Holder.

For a description of the material United States federal income tax consequences of an exchange of exchangeable shares, see the discussion under the heading “Income Tax Considerations — Material United States Federal Income Tax Consequences — Consequences of a Redemption, Retraction or Exchange of Exchangeable Shares” beginning on page 40 of this prospectus.

General.

In addition, we are subject to the risks described in Part I, Item 1.A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, as may be updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are on file with the SEC and are incorporated by reference into this registration statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act. These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause our actual results, performance or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following:

•	adverse economic conditions in the United States and globally;

•	difficult and adverse conditions in the domestic and global capital and credit markets;

•	changes in domestic and global demand for oil and natural gas;

•	volatility in the prices we receive for our oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities;

•	uncertainties about the estimates of our oil and natural gas reserves;

•	our ability to increase our production and oil and natural gas income through exploration and development;

•	our ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	drilling and operating risks;

•	the availability of equipment, such as drilling rigs and gathering and transportation pipelines;

•	changes in our drilling plans and related budgets;

•	the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and

•	risks related to the tax treatment of the exchange of exchangeable shares.

With respect to the Company’s recent acquisitions, factors, risks and uncertainties that may cause actual results, performance or achievements to vary materially from those anticipated in forward-looking statements include, but are not limited to, failure to realize the expected benefits of the transactions; negative effects of announcement or consummation of the transactions on the market price of our common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect the companies following the proposed transaction; and other factors.

These factors are in addition to the risks referred to in the section above entitled “Risk Factors”. Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus, any prospectus supplement, the documents incorporated by reference herein or any “free writing prospectus” we authorize to be delivered to you, which speak only as of the their respective dates. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We urge you to review and consider disclosures we make in this prospectus and other materials that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth the closing sale price of Magnum Hunter common stock as reported on the NYSE on January 18, 2011, the last trading day prior to the public announcement of the arrangement agreement, the terms of which included the issuance of the exchangeable shares, and on April 6, 2011, the most recent practicable trading day prior to the date of this prospectus. The exchangeable shares are not listed for trading on any exchange.

	Magnum Hunter	Exchangeable
	Common Stock	Shares

January 18, 2011	$7.92	(1)
April 6, 2011	$8.30	(1)

(1)	Exchangeco was formed on January 13, 2011 for the sole purposes of facilitating the acquisition of NuLoch as the issuer of the exchangeable shares. Exchangeco has not carried on any active business operations since its incorporation other than in connection with its role as a party to the arrangement agreement, pursuant to which it acquired the issued and outstanding NuLoch shares and NuLoch options and compensation options and issued the exchangeable shares. Exchangeco did not generate any revenues and incurred only nominal expenses during the period from the date of its incorporation through March 31, 2011. The exchangeable shares are exchangeable on a one-for one basis for shares of Magnum Hunter common stock, and the terms of the exchangeable shares have been established with the intent of placing holders of the exchangeable shares in the same functional and economic position as holders of Magnum Hunter common stock, as nearly as possible.

USE OF PROCEEDS

We will not receive any cash proceeds from this offering because the shares of our common stock will be issued in exchange for or upon retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Exchangeco or any other distribution of Exchangeco’s assets for the purpose of winding up its affairs.

THE EXCHANGE OFFER

We will issue the shares of our common stock covered by this prospectus only upon exchange or redemption of the exchangeable shares. No broker, dealer or underwriter has been engaged in connection with these matters. We have included as exhibits to the registration statement of which this prospectus forms a part, the arrangement agreement, the form of plan of arrangement, exchangeable share provisions, voting and exchange trust agreement and support agreement relating to the exchangeable shares, and the following description is qualified in its entirety by reference to those documents.

Purpose of the Exchange Offer

The purpose of the exchange offer is to exchange any and all outstanding exchangeable shares for shares of our common stock so that following completion of the exchange offer all of the former securityholders of NuLoch shall have received shares of Magnum Hunter common stock in connection with the acquisition of NuLoch by Magnum Hunter. The plan of arrangement provides that each exchangeable share is exchangeable for one share of our common stock at any time after issuance at the option of the holder and will be redeemable at the option of Exchangeco after one year or upon the earlier to occur of certain specified events.

Terms of the Exchange Offer

Magnum Hunter is offering, upon the terms and subject to the conditions described in this prospectus, to exchange shares of Magnum Hunter Resources Corporation common stock for the outstanding exchangeable shares (which we refer to as the “exchangeable shares”) of Exchangeco.

Retraction of Exchangeable Shares.  If you are a holder of exchangeable shares, you are entitled at any time to require Exchangeco to redeem, subject to the overriding call right of another of our Canadian subsidiaries (referred to in this prospectus as “Callco”), any or all of your exchangeable shares for a price per exchangeable share of (i) one share of our common stock and (ii) on the payment date for any declared and unpaid dividends, a check in an amount equal to such declared and unpaid dividends payable in cash on that exchangeable share, and the applicable non-cash item for the declared and unpaid dividends not payable in cash on that exchangeable share (provided that you hold the exchangeable share on the applicable dividend record date).

In order to exercise this right, you must deliver to Exchangeco at its registered office or at an office of Exchangeco’s transfer agent, among other things, a written retraction request and the certificates representing the exchangeable shares to be redeemed. You must state in your request the business day on which you desire Exchangeco to redeem your exchangeable shares, which business day must be 10 to 15 business days after Exchangeco receives your request. If you fail to specify a business day in your request, the retraction date will be the 15th business day after your request is received by Exchangeco.

If you exercise this retraction right to require that Exchangeco redeem any of your exchangeable shares, Callco will have an overriding retraction call right, which is Callco’s right to purchase all but not less than all of those exchangeable shares for a price per exchangeable share of one share of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, a check in an amount equal to such declared and unpaid dividends payable in cash on that exchangeable share, and the applicable non-cash item for the declared and unpaid dividends not payable in cash on that exchangeable share. Upon receipt of your retraction request, Exchangeco will immediately notify Callco, which must then advise Exchangeco within five business days as to whether it will exercise its retraction call right. If Callco does not so notify Exchangeco, Exchangeco will notify you as soon as possible thereafter that Callco will not exercise its retraction call right. If Callco advises Exchangeco that Callco will exercise its retraction call right within the five business day period, then the retraction request will be considered only to be an offer by you to sell the shares identified in your retraction request to Callco in accordance with Callco’s retraction call right.

You may revoke your retraction request, in writing, at any time prior to the close of business on the business day immediately before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be purchased by Callco or redeemed by Exchangeco. Unless you revoke your retraction request, the shares identified in the retraction request will be redeemed by Exchangeco or purchased by Callco, as the case may be, and Exchangeco or Callco, as the case may be, will send you (i) a certificate representing the aggregate number of shares of our common stock and (ii) on the payment date therefor, a check in an amount equal to the amount of the declared and unpaid dividends, if any, payable in cash and the applicable non-cash item for the declared and unpaid dividends, if any, not payable in cash on the retracted or purchased exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom.

If, as a result of solvency requirements or other provisions of applicable law, Exchangeco believes it is not permitted to redeem all exchangeable shares identified in a retraction request and Callco has not exercised its retraction call right, Exchangeco will redeem only those exchangeable shares tendered by you (rounded down to a whole number of shares) as would be permissible. In addition, if you do not revoke your retraction request, the retraction request will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement entered into by Magnum Hunter, Exchangeco and the trustee (referred to in this document as the “voting and exchange trust agreement”), and the trustee, on your behalf, will require Magnum Hunter to purchase any exchangeable shares on the retraction date set forth in the retraction request.

Exchange Rights Upon Liquidation or Dissolution of Exchangeco.  In the event of the liquidation, dissolution or winding up of Exchangeco or other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, you will have, subject to applicable law and Callco’s overriding liquidation call right, preferential rights to receive from Exchangeco for each exchangeable share you hold a share of our common stock, plus, provided that you hold the exchangeable share on the applicable dividend record date, the amount of all declared and unpaid dividends, if any, on that exchangeable share. Upon the occurrence of a liquidation, dissolution or winding up of Exchangeco, Callco will have an overriding liquidation call right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by Magnum Hunter and its affiliates) from you on the liquidation date for the same consideration per share.

Upon the occurrence and during the continuance of an “insolvency event” (as defined in the following paragraph), you will be entitled to instruct the trustee under the voting and exchange trust agreement to exercise the exchange right with respect to any or all of the exchangeable shares you hold and require Magnum Hunter to purchase these shares. As soon as practicable following the occurrence of an insolvency event or any event which may, with the passage of time and/or the giving of notice, become an insolvency event, Exchangeco and Magnum Hunter must, under the voting and exchange trust agreement, give written notice to the trustee. As soon as practicable after receiving notice, the trustee will notify you of the insolvency event and will advise you of your rights with respect to the exchange right. The purchase price payable by Magnum Hunter for each exchangeable share purchased under the exchange right will be equal to one share of our common stock plus, provided you hold the exchangeable share on the applicable dividend record date, a check in an amount in cash equal to any declared and unpaid dividends, if any, payable in cash on that exchangeable share and delivery of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on that exchangeable share, less any amount withheld on account of tax.

An “insolvency event” means:

•	the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency or winding up proceedings against it;

•	the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including the Companies’ Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and Exchangeco’s failure to contest in good faith the proceedings commenced in respect of Exchangeco within 30 days of becoming aware of the proceedings, or the consent by Exchangeco to the filing of the petition or to the appointment of a receiver;

•	the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they come due; or

•	Exchangeco not being permitted, under solvency requirements or other provisions of applicable law, to redeem any retracted exchangeable shares under the exchangeable share provisions.

In addition, if, as a result of solvency requirements or other provisions of applicable law, Exchangeco is not permitted to redeem all exchangeable shares identified in a retraction request, and Callco has not exercised its retraction call right, then the retraction request provided by you to the Company will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement and the trustee, on your behalf, will require Magnum Hunter to purchase any exchangeable shares on the retraction date set forth in the retraction request.

Exchange Rights Upon Liquidation or Dissolution of Magnum Hunter.  In order for the holders of exchangeable shares to participate on a pro rata basis with the holders of shares of our common stock, immediately prior to the effective time of a Magnum Hunter liquidation event (a specified event relating to the voluntary or involuntary liquidation, dissolution, winding up or other distribution of the assets of Magnum Hunter among its shareholders for the purpose of winding up its affairs), each exchangeable share (other than those held by Magnum Hunter and its affiliates) will automatically be exchanged for a share of our common stock plus, provided that you hold the exchangeable share on the applicable dividend record date, an amount in cash equal to any declared and unpaid dividends, if any, payable in cash on that exchangeable share and delivery of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on that exchangeable share, less any amount withheld on account of tax. Upon your request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by those instruments of transfer that Magnum Hunter may reasonably require, Magnum Hunter will deliver to you certificates representing an equivalent number of shares of our common stock, plus on the payment date therefor, a check for the amount of those dividends, if any, payable in cash on the exchangeable shares exchanged by you, and delivery of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on the exchangeable shares exchanged by you under the automatic exchange right, less any amount withheld on account of tax.

Other Circumstances Under Which Exchangeable Shares Are Subject to Redemption or Exchange

In addition to your right to cause the exchange of your exchangeable shares for shares of our common stock and the exchange or redemption of your exchangeable shares upon liquidation or dissolution of Exchangeco or Magnum Hunter described above, there are circumstances under which the exchangeable shares are subject to redemption or exchange by Exchangeco or Callco.

Redemption of Exchangeable Shares by Exchangeco.  On the redemption date (defined below) for the exchangeable shares, Exchangeco will, subject to Callco’s redemption call right and applicable law, redeem all of the then outstanding exchangeable shares of the class for a price per exchangeable share of one share of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date) a check in an amount in cash equal to the declared and unpaid dividends, if any, payable in cash on that exchangeable share and delivery of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on that exchangeable share. Exchangeco will provide the registered holders of its exchangeable shares with at least 45 days prior written notice of the proposed redemption of the exchangeable shares by Exchangeco or the purchase of the exchangeable shares by Callco under the redemption call right described below.

Callco has an overriding right to purchase on the redemption date all of the outstanding exchangeable shares (other than those held by Magnum Hunter and its affiliates) for a price per exchangeable share of one share of our common stock and a check in an amount equal to the declared and unpaid dividends, if any, payable in cash on that exchangeable share and delivery of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on that exchangeable share held by a holder on any dividend record date that occurred prior to the date of purchase of the share by Callco.

To exercise this redemption call right, Callco must notify the transfer agent and Exchangeco of Callco’s intention to exercise this right at least 60 days before the redemption date. The transfer agent will notify the holders of the exchangeable shares as to whether or not Callco has exercised its redemption call right after the expiry of the period during which Callco can exercise its redemption call right. If Callco exercises its redemption call right, it will purchase on the redemption date all of the exchangeable shares then outstanding (other than those held by Magnum Hunter and its affiliates).

The “redemption date” means the date established by the board of directors of Exchangeco to redeem all of the exchangeable shares, which date cannot be prior to the one year anniversary of the issuance of the exchangeable shares unless (i) a change of control of Magnum Hunter occurs, in which event the redemption date shall be as determined by the board of directors of Exchangeco, (ii) the holders of exchangeable shares are to vote on a change to the rights of the holders of exchangeable shares other than a change necessary to maintain the equivalence of the exchangeable shares to shares of common stock of Magnum Hunter, and the board of directors of Exchangeco determines that it is not practical to accomplish the purpose of such vote, in which case the redemption date shall be the business day prior to the record date for the meeting or vote of the holders of exchangeable shares, and (iii) the holders of exchangeable shares fail to approve or disapprove, as applicable, a change in the rights of the holders of exchangeable shares where such approval or disapproval is necessary to maintain the equivalence of the exchangeable shares to shares of common stock of Magnum Hunter, in which case the redemption date shall be business day following the day the holders of exchangeable shares failed to take such action. If at any time there are outstanding fewer than 10% of the number of exchangeable shares issued at the closing of the acquisition of NuLoch (subject to adjustment for subdivisions or consolidations or stock dividends and the like), then the board of directors of Exchangeco may accelerate the redemption date and will provide prior written notice to the registered holders of exchangeable shares.

On or after the redemption date, upon your delivery of the certificates representing the exchangeable shares and the other documents as may be required to an office of the transfer agent or the registered office of Magnum Hunter, Exchangeco or Callco will deliver, for each exchangeable share, one share of our common stock and, provided that you held the exchangeable shares on the applicable dividend record date, a check in an amount equal to the amount of declared and unpaid dividends, if any, payable in cash on the redeemed exchangeable shares and of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on the redeemed exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Exchangeco.

On and after the redemption date, you shall cease to be a holder of exchangeable shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive your proportionate part of the total redemption price, unless payment of the total redemption price shall not be made upon delivery of the certificates representing your exchangeable shares, in which case your rights shall remain unaffected until the total redemption price has been paid as described in the preceding paragraph.

Upon payment or deposit of the total redemption price, you shall thereafter be considered and deemed for all purposes to be a holder of the shares of our common stock delivered to you or your custodian on your behalf.

Purchase of Exchangeable Shares by Exchangeco.  Subject to applicable law, Exchangeco may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares on such terms and conditions as may mutually be agreed by a holder of exchangeable shares and Exchangeco.

Withholding Rights

Each of Magnum Hunter, Callco, Exchangeco, Exchangeco’s transfer agent and the trustee will be entitled to deduct and withhold from any dividend or other consideration otherwise payable to any holder of exchangeable shares or shares of Magnum Hunter common stock such amounts as each of Magnum Hunter, Callco, Exchangeco, Exchangeco’s transfer agent or the trustee determines, acting reasonably, is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the Code or any provision of federal, provincial, state, local or foreign tax law.

To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes as having been paid to the holder of the exchangeable shares or shares of Magnum Hunter common stock, as the case may be, in respect of which the deduction and withholding was made, provided, that the withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount required to be deducted or withheld from any payment to a holder exceeds the cash portion of the dividend or other consideration otherwise payable to the holder, Magnum Hunter, Callco, Exchangeco, Exchangeco’s transfer agent and the trustee are authorized to sell or otherwise dispose of the portion of the consideration necessary to provide sufficient funds to Magnum Hunter, Callco, Exchangeco, Exchangeco’s transfer agent or the trustee, as the case may be, to enable it to comply with the deduction or withholding requirement and Magnum Hunter, Callco, Exchangeco, Exchangeco’s transfer agent or the trustee, as the case may be, will notify the holder and remit to the holder any unapplied balance of the net proceeds of such sale.

The rights of the holders of exchangeable shares, including exchange rights, are described in greater detail in the Exchangeable Share Provisions, which is included as Schedule A to the Plan of Arrangement which is included as Exhibit 2.2 to the registration statement, of which this prospectus is a part.

DESCRIPTION OF MATERIAL CONTRACTS BETWEEN
MAGNUM HUNTER AND EXCHANGECO

At the closing of the plan of arrangement pursuant to which we acquired NuLoch, Magnum Hunter and Exchangeco entered into the voting and exchange trust agreement and the support agreement. These two agreements, together with the plan or arrangement and the exchangeable share provisions of Exchangeco included in the articles of incorporation of Exchangeco, provide the holders of exchangeable shares with the voting, economic and other rights which are, as nearly as practicable, effectively equivalent to those of the holders of Magnum Hunter’s common stock, and provide the mechanisms pursuant to which each exchangeable share may be exchanged or redeemed for a share of Magnum Hunter common stock.

The descriptions of the voting and exchange trust agreement and the support agreement given below are qualified by reference to the form of agreements, which are included as Exhibit 9.1 and Exhibit 9.2, respectively, to the registration statement of which this prospectus is a part.

Voting and Exchange Trust Agreement

The voting and exchange trust agreement among Magnum Hunter, Exchangeco and the trustee provides for the voting and certain information rights of the exchangeable shares with respect to Magnum Hunter, and provides for the exchange of the exchangeable shares directly with Magnum Hunter upon the occurrence of an insolvency event regarding Exchangeco or upon specified events relating to the liquidation or dissolution of Magnum Hunter. For a description of the exchange provisions contained in the voting and exchange trust agreement, see “The Exchange Offer — Other Circumstances Under Which Exchangeable Shares Are Subject to Redemption or Exchange” beginning on page 13 of this prospectus.

Voting Rights with Respect to Magnum Hunter.  Under the voting and exchange trust agreement, Magnum Hunter has issued to the trustee one share of special voting preferred stock having attached thereto rights to that number of votes as is equal to the number of exchangeable shares issued and outstanding from time to time (other than exchangeable shares held by Magnum Hunter and its affiliates). The special voting preferred stock will be held by the trustee to enable the holders of exchangeable shares to have voting rights that are effectively equivalent to those of Magnum Hunter common stockholders.

Each holder of exchangeable shares on the record date for any meeting at which Magnum Hunter common stockholders are entitled to vote will be entitled to instruct the trustee to cast and exercise one of the votes attaching to the special voting preferred stock held by the trustee for each exchangeable share held by the holder of exchangeable shares. The trustee will exercise (either by proxy or in person) the voting rights only as directed by the relevant holder of exchangeable shares and, in the absence of voting instructions from a holder of exchangeable shares, will not exercise such votes. A registered holder other than Magnum Hunter and its affiliates from time to time of exchangeable shares, which is referred to in this section as an exchangeable shares beneficiary, may upon request to the trustee, obtain a proxy from the trustee entitling the holder of exchangeable shares to exercise directly at the meeting that number of votes attaching to the special voting preferred stock held by the trustee that corresponds to the number of exchangeable shares held by such holder.

Either the trustee or Magnum Hunter will send to each holder of exchangeable shares on the record date the notice of each meeting at which Magnum Hunter common stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the exchangeable shares beneficiary may instruct the trustee to exercise the voting rights to which the exchangeable shares beneficiary is entitled.

Such mailing by the trustee or Magnum Hunter will commence on the same day as Magnum Hunter sends such notice and materials to Magnum Hunter common stockholders. Either the trustee or Magnum Hunter will also send to each exchangeable shares beneficiary copies of all proxy materials, information statements, interim and annual financial statements, reports and other materials sent by Magnum Hunter to Magnum Hunter common stockholders at the same time as these materials are sent to Magnum Hunter common stockholders. To the extent that such materials are provided to the trustee by Magnum Hunter, the trustee will also send to each exchangeable shares beneficiary all materials sent by third parties to Magnum Hunter common stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as reasonably practicable after such materials are delivered to the trustee. Magnum Hunter may undertake to provide the materials to each exchangeable shares beneficiary in lieu of the trustee distributing the materials.

All rights of a holder of exchangeable shares to instruct the trustee to exercise voting rights will cease immediately before the exchange (whether by redemption, retraction, or through the exercise of the call rights) of all of such holder’s exchangeable shares for shares of Magnum Hunter common stock and upon the liquidation, dissolution or winding-up of Exchangeco or Magnum Hunter. Holders will be entitled to vote the shares of Magnum Hunter common stock they receive in such circumstances.

Compensation and Indemnification of Trustee.  Magnum Hunter and Exchangeco have jointly and severally agreed to pay the trustee’s compensation under the agreement and to reimburse the trustee for all reasonable expenses (including taxes) and disbursements incurred by the trustee in connection with its duties under the agreement. In addition, Magnum Hunter and Exchangeco have jointly and severally agreed to indemnify and hold harmless the trustee and each of its directors, officers, employees and agents appointed and acting in accordance with the agreement against all claims and losses (including reasonable expenses) incurred as a result of the performance of any such indemnified party under the terms of the agreement, but excluding any claims or losses arising from any fraud, gross negligence, recklessness, willful misconduct or bad faith on the part of the indemnified party.

Resignation, Removal of Trustee; Successor Trustee.  The trustee may resign at any time by giving thirty (30) days advance written notice to Magnum Hunter and Exchangeco. Upon receipt of notice of resignation, Magnum Hunter and Exchangeco shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada or any province of Canada. If Magnum Hunter and Exchangeco fail to appoint a successor, a court of competent jurisdiction may appoint a successor upon application by either Magnum Hunter or Exchangeco. Magnum Hunter and Exchangeco may at any time, upon thirty (30) days advance written notice, remove a trustee and appoint a successor.

Successors to Magnum Hunter.  Magnum Hunter shall not consummate any transaction whereby all or substantially all of its assets would become owned by another person or entity (including by merger), unless the acquirer or successor becomes bound by the terms of the voting and exchange trust agreement either by operation of law or pursuant to a written instrument satisfactory to the trustee, and such transaction is on terms that substantially preserve and do not impair in any material respect the rights, duties, powers and authorities of the trustee of the holders of exchangeable shares. The voting and exchange trust agreement also provides that in the event of a Magnum Hunter control transaction: (i) in which Magnum Hunter merges or amalgamates with, or in which all or substantially all of the then outstanding shares of Magnum Hunter common stock are acquired by one or more other corporations to which Magnum Hunter is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof); (ii) which does not result in an acceleration of the redemption date in connection with the failure to approve an exempt exchangeable share voting event; and (iii) in which all or substantially all of the then outstanding shares of Magnum Hunter common stock are converted into or exchanged for shares or rights to acquire shares (“Other Shares”) of another corporation (the “Other Corporation”), that, immediately after such Magnum Hunter control transaction, owns or controls, directly or indirectly, Magnum Hunter; then all references to Magnum Hunter shall be deemed to be references to the Other Corporation, and all references in the exchange and voting trust agreement to shares of Magnum Hunter common stock will thereafter be and be deemed to be references to Other Shares (with appropriate adjustments, if any) without any need to amend the terms and conditions of the exchangeable shares and without any further action required. In addition, Magnum Hunter will cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow the holders of exchangeable shares (other than Magnum Hunter and its affiliates) to exercise voting rights in respect of the Other Corporation substantially similar to those described under the heading “Voting Rights with Respect to Magnum Hunter” on page 15 of this prospectus.

Amendments.  Except as otherwise specifically provided, the voting and exchange trust agreement may not be amended except by written instrument signed by Magnum Hunter, Exchangeco and the trustee that has been approved by the holders of exchangeable shares given in the manner described below under the heading “Approval or Consent of Holders of Exchangeable Shares”. At the request of Magnum Hunter, Exchangeco shall call a meeting of the holders of the exchangeable shares to consider any amendment requiring the approval of the holders of exchangeable shares.

Notwithstanding the foregoing, Magnum Hunter, Exchangeco and the trustee may amend the terms of the voting and exchange trust agreement without the approval of the holders of exchangeable shares for purposes of (i) adding covenants for the protection of the holders of exchangeable shares (other than exchangeable shares owned by Magnum Hunter or its affiliates), provided that that boards of directors of each of Exchangeco and Magnum Hunter shall be of the good faith opinion that such changes will not be prejudicial to the rights or interests of the holders of the exchangeable shares, (ii) making amendments not inconsistent with the terms of the agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the boards of directors of each of Exchangeco and Magnum Hunter and in the opinion of the trustee, it may expedient to make; provided, that the boards of directors and the trustee, acting on the advice of counsel, are of the opinion that such amendments will not be prejudicial to the interests of the holders of the exchangeable shares, or (iii) making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the trustee, acting on the advice of counsel, and the boards of directors of each of Exchangeco and Magnum Hunter are of the opinion that the changes will not be prejudicial to the rights and interests of the holders of the exchangeable shares.

Termination.  The trust created by the voting and exchange trust agreement shall continue until the earliest to occur of the following events (i) there are no outstanding exchangeable shares held by any person or entity other than Magnum Hunter and its affiliates, (ii) Magnum Hunter and Exchangeco elect to terminate the trust and the holders of the exchangeable shares approve the termination, and (iii) 21 years after the death of that last survivor of the descendents of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the trust. The voting and exchange trust agreement will survive the termination of the trust until there are no holders of exchangeable shares (other than Magnum Hunter and its affiliates).

Support Agreement

Pursuant to the terms of the support agreement among Magnum Hunter, Callco and Exchangeco, Magnum Hunter covenants to take and to refrain from taking certain actions, in each case in support of the rights of the exchangeable shares.

Magnum Hunter Support Obligations.  Pursuant to the terms of the support agreement, Magnum Hunter agreed that for so long as any exchangeable shares (other than exchangeable shares owned by Magnum Hunter or its affiliates) remain outstanding:

•	Magnum Hunter will not declare or pay dividends on shares of Magnum Hunter common stock unless Exchangeco: (i) simultaneously declares or pays, as the case may be, an equivalent dividend on the exchangeable shares and has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such equivalent dividend; or (ii) subdivides the exchangeable shares in lieu of a stock dividend thereon (as provided for in the exchangeable share provisions) and has sufficient authorized but unissued securities available to enable the subdivision;

•	Magnum Hunter will advise Exchangeco sufficiently in advance of the declaration of any dividend on shares of Magnum Hunter common stock and take other reasonably necessary actions to ensure that: (i) the declaration date, record date and payment date for dividends on the exchangeable shares are the same as those for the corresponding dividend on the shares of Magnum Hunter common stock; or (ii) the record date and effective date for a subdivision of the exchangeable shares in lieu of a stock dividend (as provided for in the exchangeable share provisions, attached to the plan of arrangement as Schedule A) are the same as the record date and payment date for the stock dividend on the shares of Magnum Hunter common stock;

•	Magnum Hunter will take all actions and do all things reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay to the holders of the exchangeable shares the applicable liquidation amount, redemption price or retraction price in the event of a liquidation, dissolution or winding-up of Exchangeco, a retraction request by a holder of exchangeable shares or a redemption of exchangeable shares by Exchangeco, including delivering shares of Magnum Hunter common stock to holders of exchangeable shares;

•	Magnum Hunter will take all actions and do all things reasonably necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the call rights, including delivering shares of Magnum Hunter common stock to holders of exchangeable shares in accordance with the applicable call right; and

•	Magnum Hunter will not (and will ensure that Callco or any of its affiliates does not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and Magnum Hunter will not permit Callco or any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs.

In addition, Magnum Hunter agreed that so long as any exchangeable shares not owned by Magnum Hunter or its affiliates are outstanding, Magnum Hunter will not, without the prior approval of Exchangeco and the holders of the exchangeable shares given in the manner described below under the heading “Approval or Consent of Holders of Exchangeable Shares,” and subject to specified exceptions:

•	issue or distribute shares of Magnum Hunter common stock, securities exchangeable for or convertible into or carrying rights to acquire shares of Magnum Hunter common stock, rights, options or warrants to subscribe for or to purchase shares of Magnum Hunter common stock, evidences of indebtedness or other assets of Magnum Hunter, to all or substantially all of the then-outstanding holders of shares of Magnum Hunter common stock; or

•	subdivide, redivide, reduce, combine, consolidate, reclassify or otherwise change the shares of Magnum Hunter common stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Magnum Hunter common stock, unless the same or an economically equivalent distribution or change is simultaneously made to the exchangeable shares (or in the rights of the holders thereof). The board of directors of Exchangeco is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the exchangeable shares is the same as, or economically equivalent to, any proposed distribution on or change to the shares of Magnum Hunter common stock.

In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the shares of Magnum Hunter common stock which is recommended or otherwise approved or consented to by Magnum Hunter’s board of directors and in connection with which the exchangeable shares are not redeemed by Exchangeco or purchased by Callco under the redemption call right, Magnum Hunter will use reasonable best efforts to take all actions necessary or desirable to enable holders of exchangeable shares to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of Magnum Hunter common stock.

Segregation of Funds.  Magnum Hunter agreed to cause Exchangeco to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of assets and property as is necessary to enable Exchangeco to pay any dividends due on exchangeable shares and to otherwise satisfy Exchangeco’s obligations under the exchangeable share provisions in the event of the liquidation or dissolution of Exchangeco or the retraction or redemption of any exchangeable shares, or if required, to pay the purchase price for shares of Magnum Hunter common stock required to be delivered to any holder of exchangeable shares.

Reservation and Issuance of Shares of Magnum Hunter Common Stock.  Magnum Hunter represented and warranted to Exchangeco and Callco and agreed that it will at all times while any exchangeable shares are outstanding and held by any person or entity other than Magnum Hunter and its affiliates, keep available and free from preemptive and other rights, out of its authorized but unissued capital stock, such number of shares of Magnum Hunter common stock (i) as is equal the sum of the number of shares of exchangeable shares issued and outstanding from time to time and the number of exchangeable shares issuable upon exercise of any rights to acquire exchangeable shares and (ii) as may be required at any time to permit Magnum Hunter to meet its obligations under the terms of the arrangement to issue shares of Magnum Hunter common stock to enable Exchangeco and Callco to meet their respective obligations to deliver shares of Magnum Hunter common stock, including upon the retraction or redemption of the exchangeable shares. Magnum Hunter further agreed, upon notice from Exchangeco or Callco of any event that requires Exchangeco or Callco to cause to be delivered shares of Magnum Hunter common stock, to issue and deliver the requisite number of shares of Magnum Hunter common stock.

Notice of Certain Events.  In order to assist Magnum Hunter in complying with its obligations under the support agreement and to permit Callco to exercise the call rights, Exchangeco is required to notify Magnum Hunter and Callco if specified events occur, such as the liquidation, dissolution or winding-up of Exchangeco, Exchangeco’s receipt of a retraction request from a holder of exchangeable shares, the determination of a redemption date, the issuance by Exchangeco of any exchangeable shares or rights to acquire exchangeable shares, and upon receiving notice of a change of law.

Qualification of Shares of Magnum Hunter Common Stock.  Under the support agreement, Magnum Hunter will use its reasonable best efforts and in good faith take all such actions and do all such things as are necessary or desirable within its power to cause all shares of Magnum Hunter common stock to be delivered by it under the support agreement or on the exercise of the rights granted to the trustee under the voting and exchange trust agreement to be duly registered, qualified or approved under applicable Canadian and United States securities laws, if required, so that such shares may be freely traded by the holder thereof (other than any restriction on transfer by reason of a holder being a “control person” of Magnum Hunter for purposes of Canadian law, or an “affiliate” of Magnum Hunter for the purposes of U.S. law). In addition, Magnum Hunter will take all actions necessary to cause all such shares of Magnum Hunter common stock to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding shares of Magnum Hunter common stock are then listed or quoted for trading (currently the NYSE). Notwithstanding the terms of the plan of arrangement, the exchangeable share provisions, the voting and exchange trust agreement or the support agreement, no shares of Magnum Hunter common stock will be issued if the issuance would not be permitted under applicable law.

No Exercise of Voting Rights.  Magnum Hunter and Callco have agreed not to exercise any voting rights attached to the exchangeable shares owned by them or any of their affiliates on any matter considered at meetings of holders of exchangeable shares.

Ownership of Exchangeco and Callco.  Magnum Hunter agreed that without the prior approval of Exchangeco and the holders of exchangeable shares, and except in connection with a change of control or sale of all or substantially all of the assets of Magnum Hunter, so long as any exchangeable shares are owned by any person or entity other than Magnum Hunter and its affiliates, Magnum Hunter will remain the direct or indirect owner of all of the issued and outstanding voting shares of Exchangeco and Callco.

Successors to Magnum Hunter.  Neither Magnum Hunter nor Callco shall consummate any transaction whereby all or substantially all of its assets would become owned by another person or entity (including by merger), unless the acquirer or successor becomes bound by the terms of the support agreement either by operation of law or pursuant to a written instrument, and such transaction is on terms that substantially preserve and do not impair in any material respect the rights, duties, powers and authorities of the parties to the support agreement or the holders of exchangeable shares. In any such transaction, if shares of Magnum Hunter common stock are reclassified or otherwise changed, the same or economically equivalent change must be simultaneously made to, or in the rights of the holders of, the exchangeable shares. The support agreement also provides that in the event of a Magnum Hunter control transaction: (i) in which Magnum Hunter merges or amalgamates with, or in which all or substantially all of the then outstanding shares of Magnum Hunter common stock are acquired by one or more other corporations to which Magnum Hunter is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof); (ii) which does not result in an acceleration of the redemption date in connection with the failure to approve an exempt exchangeable share voting event; and (iii) in which all or substantially all of the then outstanding shares of Magnum Hunter common stock are converted into or exchanged for shares or rights to acquire shares (“Other Shares”) of another corporation (the “Other Corporation”), that, immediately after such Magnum Hunter control transaction, owns or controls, directly or indirectly, Magnum Hunter; then all references to Magnum Hunter shall be deemed to be references to the Other Corporation, and all references in the support agreement to shares of Magnum Hunter common stock will thereafter be and be deemed to be references to Other Shares (with appropriate adjustments, if any) without any need to amend the terms and conditions of the exchangeable shares and without any further action required.

Amendments.  Except as otherwise specifically provided, the support agreement may not be amended except by written instrument signed by Magnum Hunter, Callco and Exchangeco that has been approved by the holders of exchangeable shares given in the manner described below under the heading “Approval or Consent of Holders of Exchangeable Shares,”. Notwithstanding the foregoing, Magnum Hunter, Callco and Exchangeco may amend the terms of the support agreement without the approval of the holders of exchangeable shares for purposes of (i) adding covenants of any or all the parties to the agreement, provided that that boards of directors of each of Exchangeco, Callco and Magnum Hunter shall be of the good faith opinion that such changes will not be prejudicial to the rights or interests of the holders of the exchangeable shares, (ii) making amendments not inconsistent with the terms of the agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the boards of directors of each of Exchangeco, Callco and Magnum Hunter, it may expedient to make; provided, that the boards of directors are of the good faith opinion that such amendments will not be prejudicial to the rights or interests of the holders of the exchangeable shares, or (iii) making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of Exchangeco, Callco and Magnum Hunter are of the good faith opinion that the changes will not be prejudicial to the rights or interests of the holders of the exchangeable shares.

Approval or Consent of Holders of Exchangeable Shares

References in the voting and exchange trust agreement and the support agreement concerning the approval or consent of the holders of exchangeable shares means approval or consent of the holders of exchangeable shares evidenced by a resolution passed by not less than 66 2/3% of the votes cast on the resolution (other than by Magnum Hunter and its affiliates) at a meeting of the holders of exchangeable shares duly called and held at which holders of at least 10% of the outstanding exchangeable shares (other than Magnum Hunter and its affiliates) are present. In the event that no quorum is present at such meeting within one-half hour after the time appointed for the meeting, the meeting will be adjourned to a place and time (not less than five days later) designated by the chair of the meeting. At the adjourned meeting, the holders of exchangeable shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed at the adjourned meeting by the affirmative vote of not less than 66 2/3% of the votes cast on the resolution (other than by Magnum Hunter and its affiliates) will constitute the approval or consent of the holders of the exchangeable shares.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of the terms of Magnum Hunter’s capital stock is a summary only and is qualified by reference to the relevant provisions of Delaware law and Magnum Hunter’s certificate of incorporation and bylaws, as amended. Copies of Magnum Hunter’s certificate of incorporation and bylaws, as amended, are incorporated by reference and will be sent to holders of shares of Magnum Hunter stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page 51 of this prospectus.

Authorized Capital Stock

Under Magnum Hunter’s certificate of incorporation, Magnum Hunter’s authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At the annual and special meeting of our common stockholders to be held on April 29, 2011, our stockholders are being asked to consider and vote on proposals to amend our certificate of incorporation to increase the authorized number of shares of our common stock to 250,000,000 and to increase the authorized number of shares of our preferred stock to 15,000,000.

Description of Common Stock

Common Stock Outstanding.  As of April 6, 2011 there were 77,282,584 shares of Magnum Hunter common stock issued and outstanding. The outstanding shares of Magnum Hunter common stock are, and the shares of Magnum Hunter common stock issuable upon exchange of the exchangeable shares of Exchangeco will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights.  Each holder of Magnum Hunter common stock is entitled to one vote for each share of Magnum Hunter common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Except for the election of directors, which is determined by a plurality vote, or as otherwise may be provided by applicable law or the rules of the NYSE, all matters to be voted on by Magnum Hunter stockholders must be approved by a majority in voting interest of the Magnum Hunter stockholders present in person or represented by proxy and entitled to vote. Holders of Magnum Hunter common stock are not entitled to cumulate their votes in the election of directors. Each of the directors will be elected annually by Magnum Hunter stockholders voting as a single class.

Dividend Rights.  Holders of Magnum Hunter common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Magnum Hunter’s board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any outstanding Magnum Hunter preferred stock. Pursuant to the arrangement agreement, except with respect to shares of its preferred stock, Magnum Hunter agreed not to declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than dividends or other distributions by subsidiaries) pending the completion of the arrangement.

Rights upon Liquidation.  In the event of any liquidation, dissolution or winding up of Magnum Hunter, whether voluntary or involuntary, the holders of Magnum Hunter common stock are entitled to share ratably, in all remaining assets available for distribution to stockholders after payment of or provision for Magnum Hunter’s liabilities, subject to prior distribution rights of Magnum Hunter preferred stock, if any, then outstanding.

Preemptive Rights.  Holders of Magnum Hunter common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Description of Preferred Stock

As of April 6, 2011, there were (i) 4,000,000 shares of authorized preferred stock designated as 10.25% Series C Cumulative Perpetual Preferred Stock, of which 4,000,000 shares were issued and outstanding and (ii) 5,750,000 shares of authorized preferred stock designated as 8.0% Series D Cumulative Preferred Stock, of which 417,273 shares were issued and outstanding.

Description of 10.25% Series C Cumulative Perpetual Preferred Stock

The rights, preferences, privileges and restrictions of shares of the Magnum Hunter 10.25% Series C Cumulative Perpetual Preferred Stock, or Series C Preferred Stock, have been fixed in the Series C certificate of designation and the material provisions are described below. The following description of the Series C Preferred Stock is intended as a summary only and is qualified in its entirety by reference to the Series C certificate of designation, our certificate of incorporation and our bylaws, and to the applicable provisions of Delaware law.

Voting Rights.  Holders of the Series C Preferred Stock generally have no voting rights. However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” (as described below) occur or if we fail to maintain the listing of the Series C Preferred Stock on a national securities exchange for 180 consecutive days, the holders of the Series C Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on our board of directors until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national securities exchange. In addition, certain changes that would be materially adverse to the rights of holders of the Series C Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and all other shares of preferred stock similarly affected and entitled to vote, voting as a single class.

Dividend Rights.  Holders of the Series C Preferred Stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series C Preferred Stock at a rate of 10.25% per annum of the $25.00 liquidation preference per share (equivalent to $2.5625 per annum per share). However, if any four consecutive or non-consecutive “Quarterly Dividend Defaults” (as described below) occur or if we fail to maintain the listing of the Series C Preferred Stock on a national securities exchange for 180 consecutive days, the dividend rate on the Series C Preferred Stock will increase to 12.50% per annum until such time as the dividend arrearage is eliminated or the Series C Preferred Stock becomes listed on a national securities exchange. Effective as of October 1, 2010, dividends became payable monthly in arrears on the last day of each month; provided, that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. A “Quarterly Dividend Default” occurs if we fail to pay cash dividends on the Series C Preferred Stock in full for any monthly dividend period within a calendar quarter, provided, that only one Quarterly Dividend Default may occur during each calendar quarter and only four Quarterly Dividend Defaults may occur within a calendar year.

Rights upon Liquidation.  In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled to receive, from the assets remaining after payment of liabilities, subject to the distribution rights of any parity shares or senior shares (as described below), but before any distribution of assets to the holders of Magnum Hunter common stock or other junior shares (as described below), cash in an amount equal to $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the distribution date.

Redemption Rights.  The Series C Preferred Stock does not have any stated maturity date and is not subject to any sinking fund or mandatory redemption provisions, except under some circumstances upon a “Change of Ownership or Control” (as described below). Accordingly, the shares of Series C Preferred Stock will remain outstanding indefinitely unless we redeem, purchase or otherwise acquire all or a portion of such shares in the open market or otherwise. We are not required to set aside funds to redeem the Series C Preferred Stock. Magnum Hunter may not redeem the Series C Preferred Stock prior to December 14, 2011, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after December 14, 2011, we may redeem the Series C Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date. Following a “Change of Ownership or Control” (as such term is defined in the Series C Certificate of Designation) of Magnum Hunter by a person, entity or group other than a “Qualifying Public Company” (as such term is defined in the Series C Certificate of Designation), we (or the acquiring entity) will be required to redeem the Series C Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not earned or declared) up to the redemption date:

Redemption Date	Redemption Price

On or before December 14, 2011	$25.50
After December 14, 2011	$25.00

A Change of Ownership or Control of Magnum Hunter by a Qualifying Public Company will not require a mandatory redemption of the Series C Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series C Preferred Stock, in whole but not in part, pursuant to the special redemption provisions described above.

Conversion Rights.  The Series C Preferred Stock is not convertible into or exchangeable for any stock or other securities or property of Magnum Hunter.

Series C Ranking.  The Series C Preferred Stock ranks (i) senior to Magnum Hunter common stock and any other equity securities that Magnum Hunter may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”; (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares” (any such issuance would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock); (iii) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “senior shares” (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock); and (iv) junior to all existing and future indebtedness.

Description of 8.0% Series D Cumulative Preferred Stock

The rights, preferences, privileges and restrictions of shares of the Magnum Hunter 8.0% Series D Cumulative Preferred Stock, or Series D Preferred Stock, have been fixed in the Series D certificate of designation and the material provisions are described below. The following description of the Series D Preferred Stock is intended as a summary only and is qualified in its entirety by reference to the Series D certificate of designation, our certificate of incorporation and our bylaws, and to the applicable provisions of Delaware law.

Dividend Rights.  Holders of the Series D Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series D Preferred Stock at a rate of 8.0% per annum of the $50.00 liquidation preference per share (equivalent to $4.00 per annum per share). However, under certain conditions relating to our non-payment of dividends on the Series D Preferred Stock or if the Series D Preferred Stock is no longer listed on a national exchange, the dividend rate on the Series D Preferred Stock may increase to 10.0% per annum, which we refer to as the “Penalty Rate.” Dividends will generally be payable monthly in arrears on the last day of each calendar month.

Dividends on the Series D Preferred Stock will accrue regardless of whether (i) the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. All payments of dividends made to the holders of Series D Preferred Stock will be credited against the previously accrued dividends on such shares of Series D Preferred Stock. We will credit any dividends paid on the Series D Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully under “Series D Ranking” below, the payment of dividends with respect to the Series D Preferred Stock is subordinate to any dividends to which holders of our Series C Preferred Stock are entitled.

Penalties as a Result of our Failure to Maintain a Listing on a National Exchange.  Once the Series D Preferred Stock is eligible for listing, if we fail to maintain a listing of the Series D Preferred Stock on the NYSE, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a “national exchange”), for 180 consecutive days, then (i) the annual dividend rate on the Series D Preferred Stock will be increased to the Penalty Rate on the 181st day, and (ii) the holders of Series D Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on the board of directors. Such increased dividend rate and director service will continue for so long the Series D Preferred Stock is not listed on a national exchange.

Penalties as a Result of Failure to pay Dividends.  If, at any time, there is a dividend default because cash dividends on the outstanding Series D Preferred Stock are accrued but not paid in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, then, until we have paid all accumulated and unpaid dividends on the shares of our Series D Preferred Stock in full: (i) the annual dividend rate on the Series D Preferred Stock will be increased to the Penalty Rate commencing on the first day after the fourth quarterly period in which a monthly payment is missed, (ii) if we do not pay dividends in cash, dividends on the Series D Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed on a national exchange, in the form of fully-tradable registered common stock of our Company (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series D Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share, and (iii) the holders of Series D Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on our board of directors, until we have paid all dividends on the shares of our Series D Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend during any future quarter.

Optional Redemption.  We may not redeem the Series D Preferred Stock prior to March 21, 2014, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after March 21, 2014, we may redeem the Series D Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $50.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Special Redemption upon Change of Ownership or Control.  Following a “Change of Ownership or Control” of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash at the following price per share, plus accrued and unpaid dividends (whether or not declared), up to the redemption date:

Redemption Date	Redemption Price

Prior to March 20, 2012	$51.50
On or after March 20, 2012 and prior to March 20, 2013	$51.00
On or after March 20, 2013 and prior to March 20, 2014	$50.50
After March 20, 2014	$50.00

Series D Ranking.  The Series D Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”, (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock), referred to as “parity shares”, (iii) junior to our existing Series C Preferred Stock, which has been fully issued, (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock), referred to, together with the Series C Preferred Stock, as “senior shares”, and (v) junior to all our existing and future indebtedness.

Liquidation Preference.  If we liquidate, dissolve or wind up our operations, the holders of our Series D Preferred Stock will have the right to receive $50.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series D Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares, including the Series C Preferred Stock.

No maturity or mandatory redemption.  The Series D Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option (or the option of the acquiring entity) under some circumstances upon a Change of Ownership or Control as described above or on or after March 21, 2014.

Voting Rights.  Holders of the Series D Preferred Stock will generally only be entitled to vote on the authorization or creation of shares on parity with or ranking senior to the Series D Preferred Stock, certain acquisitions and share exchange transactions and changes that would be materially adverse to the rights of holders of Series D Preferred Stock. However, if cash dividends on any outstanding Series D Preferred Stock have not been paid in full for any monthly dividend period for any four consecutive or non-consecutive quarterly periods, or if we fail to maintain the listing of the Series D Preferred Stock on a national exchange for at least 180 consecutive days after the Series D Preferred Stock becomes eligible for listing on a national exchange, the holders of the Series D Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the Series D Preferred Stock becomes listed on a national exchange or the dividend arrearage is eliminated.

No conversion rights.  The Series D Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities.

Description of Special Voting Preferred Stock

One share of Magnum Hunter special voting preferred stock has been issued pursuant to the arrangement agreement and, pursuant to the arrangement, the share of special voting preferred stock has been issued to the trustee appointed under the voting and exchange trust agreement, which is attached as Exhibit D to the arrangement agreement. The share of special voting preferred stock has a par value of $0.01 per share. Except as otherwise required by applicable law, the share of special voting preferred stock is entitled to a number of votes equal to the number of outstanding exchangeable shares as of the record date for determining the common stockholders of Magnum Hunter entitled to vote at such meeting or in connection with any applicable consent that are not owned by Magnum Hunter or its affiliates, and as to which the holder of the share of special voting preferred stock has received voting instructions from the holders of such exchangeable shares in accordance with the voting and exchange trust agreement on all matters submitted to a vote of Magnum Hunter’s common stockholders, including the election of directors. The holder of the share of special voting preferred stock and the holders of Magnum Hunter common stock vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law. The trustee shall exercise the voting rights attached to the special voting preferred stock in accordance with the voting and exchange trust agreement. The holder of the share of special voting preferred stock will not be entitled to receive dividends from Magnum Hunter and, in the event of liquidation, dissolution or winding up of Magnum Hunter, is not entitled to receive any assets of the Company available for distribution to the Company’s common stockholders. At such time as the special voting preferred stock has no votes attached to it, the special voting preferred stock shall be cancelled and retired without further action of Magnum Hunter, its board of directors or its shareholders and without the payment of any consideration in exchange for such cancellation. The holder of the share of special voting preferred stock shall not have any rights to convert such share into, or exchange such share for, shares of any other series or class of capital stock or other securities or property of the Company.

Description of Other Series of Preferred Stock

Pursuant to our certificate of incorporation, as amended, our board of directors has the authority without further action by Magnum Hunter’s common stockholders to issue one or more additional series of preferred stock.

The board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by Magnum Hunter common stockholders and may adversely affect the market price of, and the voting and other rights of the holders of, Magnum Hunter common stock. These effects might include, among other things, restricting dividends on Magnum Hunter common stock, diluting the voting power of Magnum Hunter common stock or impairing the liquidation rights of Magnum Hunter common stock.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock and our preferred stock.

Listing

Our common stock is listed on the NYSE under the trading symbol “MHR”. Our Series C Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PrC”. Our Series D Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PrD”.

COMPARISON OF RIGHTS OF HOLDERS OF OUR COMMON STOCK AND
EXCHANGECO EXCHANGEABLE SHARES

The exchangeable shares were offered in the arrangement for the sole purpose of providing an opportunity for NuLoch securityholders who are residents of Canada to make a tax election to defer certain capital gain taxes, which would otherwise arise upon the exchange of their NuLoch shares for shares of our common stock. Because of the limited purpose for their issuance, the terms of the exchangeable shares have been established with the intent of placing the holders of the exchangeable shares in the same functional and economic position as holders of Magnum Hunter common shares as nearly as possible. As a result, pursuant to the exchangeable share provisions in the articles of incorporation of Exchangeco, the plan of arrangement and the terms of the voting and exchange trust agreement and the support agreement, the exchangeable shares carry voting and dividend/distribution rights substantially equivalent to those of shares of Magnum Hunter common stock. However, a holder of exchangeable shares is a shareholder of Exchangeco, and will not become a stockholder of Magnum Hunter until that holder receives a share of Magnum Hunter common stock upon exchange of an exchangeable share (unless such holder owns other shares of capital stock of Magnum Hunter). Each exchangeable share is exchangeable for one share of Magnum Hunter common stock at any time after issuance at the option of the holder and will be redeemable at the option of Exchangeco after one year or upon the earliest to occur of certain specified events, as described in this prospectus.

The following discussion summarizes the material differences between the rights the holders of exchangeable shares will have immediately following the completion of the arrangement and the current rights of Magnum Hunter stockholders. These differences arise in part from the differences between Alberta law and Delaware law. Additional differences arise from the governing instruments of the two companies.

Although it is impracticable to compare all of the aspects in which Alberta law and Delaware law and Exchangeco’s and Magnum Hunter’s governing instruments differ with respect to stockholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Alberta law, Delaware law, Exchangeco’s articles of incorporation and bylaws, the Form of Articles of Amendment of Exchangeco, and to Magnum Hunter’s amended certificate of incorporation and amended and restated bylaws. In addition, the identification of some of the differences in these rights as material is not intended to indicate that other differences that are equally important do not exist. We urge you to carefully read this entire prospectus, the relevant provisions of Alberta law and Delaware law and the other documents referred to in this prospectus for a more complete understanding of the differences between the rights of a holder of exchangeable shares and the rights of a Magnum Hunter stockholder. See “Where You Can Find More Information” beginning on page 51 of this prospectus.

Rights of Holders of Exchangeable Shares	Rights of Magnum Hunter Stockholders

Capitalization	The authorized capital stock of Exchangeco consists of an unlimited number of common shares and an unlimited number of preferred shares and an unlimited number of exchangeable shares. Under the Exchangeco articles of incorporation, the Exchangeco board of directors has the authority to issue from time to time one or more series of preferred shares with such rights, restrictions, privileges, conditions and designations as fixed from time to time before issuance by resolution of the Exchangeco board of directors and confirmed and declared by articles of amendment.

As of April 6, 2011, (i) there was 1 common share of Exchangeco issued and outstanding, and (ii) there were no preferred shares of Exchangeco issued and outstanding.	The authorized capital stock of Magnum Hunter consists of (i) 150,000,000 shares of common stock, $0.01 par value, and (ii) 10,000,000 shares of preferred stock, $0.01 par value. At the 2011 annual meeting of Magnum Hunter stockholders, Magnum Hunter stockholders are being asked to consider and vote on proposals to amend Magnum Hunter’s certificate of incorporation to increase the authorized number of shares of our common stock to 250,000,000 and our preferred stock to 15,000,000.

Under Magnum Hunter’s certificate of incorporation, Magnum Hunter’s board of directors has the authority to issue one or more series of preferred stock and to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock.

As of April 6, 2011, there were (i) 77,282,584 shares of Magnum Hunter common stock outstanding, (ii) 4,000,000 shares of Series C Preferred Stock outstanding, and (iii) 417,273 shares of Series D Preferred Stock outstanding.
Voting Rights	Holders of common shares of Exchangeco are entitled to vote at all meetings of shareholders of Exchangeco, except meetings at which only holders of a specified class are entitled to vote. Each holder of Exchangeco common stock is entitled to one vote for each share of Exchangeco common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

Except as required by law or under the support agreement, the exchangeable share provisions included in the articles of incorporation of Exchangeco or the voting and exchange trust agreement, the holders of exchangeable shares are not entitled to vote at any meeting of common shareholders of Exchangeco.	Each holder of Magnum Hunter common stock is entitled to one vote for each share of Magnum Hunter common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.
Holders of exchangeable shares are entitled to vote on proposed

	Rights of Holders of Exchangeable Shares	Rights of Magnum Hunter Stockholders

amendments to the exchangeable share provisions included in the articles of incorporation of Exchangeco and are entitled to consent to certain actions by Magnum Hunter, or amendments to the voting and exchange trust agreement and the support agreement that affect the exchangeable shares. Each holder of exchangeable shares is entitled to one vote for each exchangeable share held of record on the applicable record date on all matters submitted to a vote of holders of exchangeable shares.

Under the voting and exchange trust agreement, Magnum Hunter will issue to a trustee one share of special voting preferred stock having attached thereto rights to that number of votes as is equal to the number of exchangeable shares issued and outstanding from time to time (other than exchangeable shares held by Magnum Hunter and its affiliates). The special voting preferred stock will be held by such trustee to enable the holders of exchangeable shares to have voting rights that are effectively equivalent to those of Magnum Hunter common stockholders.
Size of Board of Directors	The Exchangeco board of directors currently has 3 directors. The articles of incorporation of Exchangeco provide that the Exchangeco board of directors must consist of not less than 1 and not more than 15 directors. Upon the closing of the NuLoch arrangement, it is anticipated that an additional independent director will be appointed to the Exchangeco board of directors.	Magnum Hunter’s board of directors currently has nine members. Magnum Hunter’s bylaws provide that Magnum Hunter’s board of directors must consist of not less than one nor more than nine members, as may be fixed from time to time by a resolution adopted by the majority of the entire board of directors.
Election and Removal of Directors	The Exchangeco bylaws provide that the election of directors of Exchangeco shall occur at each annual meeting of shareholders of Exchangeco and the election of directors shall be determined by a majority of votes cast. The articles of incorporation of Exchangeco also provide that the directors of Exchangeco may, between annual meetings of shareholders, appoint one or more additional directors of the Exchangeco to serve until the next annual meeting of shareholders, but the number of additional directors cannot exceed one- third of the number of directors who held office at the expiration of the last annual meeting of shareholders of Exchangeco.

The holders of exchangeable shares are not entitled to vote on the election of	The Magnum Hunter bylaws provide that each director will be elected by a plurality of votes cast by Magnum Hunter’s common stockholders.

Delaware law provides that unless the corporation’s certificate of incorporation provides otherwise, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the votes then entitled to vote on the election of directors. Magnum Hunter’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the votes then entitled to vote on the election of directors.

Rights of Holders of Exchangeable Shares	Rights of Magnum Hunter Stockholders

directors of Exchangeco nor are entitled to remove any director of Exchangeco from office.

See “Voting Rights” above for a general description of the voting rights of the holders of exchangeable shares with respect to Magnum Hunter.
Filling of Vacancies on the Board of Directors	Pursuant to the ABCA, a quorum of directors may generally fill a vacancy among the directors, except a vacancy resulting from an increase in the number or minimum number of directors or from a failure to elect the number or minimum number of directors required by the articles. If there is not a quorum of directors, or if there has been a failure to elect the number or minimum number of directors required by the articles, the directors then in office shall call a special meeting of common shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any common shareholder.

The holders of exchangeable shares are not entitled to fill any vacancy on the Exchangeco board of directors.	Magnum Hunter’s bylaws provide that newly created directorships resulting from any increase in the authorized number of directors and any vacancies occurring on the Magnum Hunter board of directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director.

Under Delaware law, if there are no directors in office, then any officer or any stockholder or executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with Magnum Hunter’s certificate of incorporation or bylaws or may apply to the Delaware Court of Chancery for a decree summarily ordering an election.
Meetings of Shareholders or Stockholders	Under the ABCA the registered holders or beneficial owners of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held by such shareholders may requisition the directors to call a meeting of shareholders. Upon meeting the technical requirements set out in the ABCA for making such requisition, the directors of the corporation must call a meeting of such shareholders. If the directors fail to call the meeting, the shareholders who made the requisition may call the meeting.

Exchangeco’s bylaws provide that the board of directors, the chairman of the board, the managing director or the president of Exchangeco may call a special meeting of shareholders at any time.	Under Delaware law, an annual meeting of stockholders is required to be held for the election of directors on a date and at a time designated by or in the manner provided in bylaws. If there is a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director of the corporation.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. Magnum Hunter’s bylaws provide that special meetings may be called by the

	Rights of Holders of Exchangeable Shares	Rights of Magnum Hunter Stockholders

chairman of the board of directors, the president or any two or more directors.
Notice of Meetings	Pursuant to the ABCA, notice of any meeting of shareholders must be sent not less than 21 days and not more than 50 days before the meeting. Pursuant to the ABCA, notice of a meeting of shareholders at which special business is to be transacted shall state the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment on that business, and the text of any special resolution to be submitted to the meeting.

Except as required by law, the holders of exchangeable shares are not entitled to receive notice of any meeting of common shareholders of Exchangeco.

	With respect to meetings of Magnum Hunter stockholders, either the trustee under the voting and exchange trust agreement or Magnum Hunter will send to each holder of exchangeable shares on the record date the notice of each meeting at which Magnum Hunter common stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the exchangeable shares beneficiary may instruct the trustee to exercise the voting rights to which the exchangeable shares beneficiary is entitled. Such mailing by the trustee or Magnum Hunter will commence on the same day as Magnum Hunter sends such notice and materials to Magnum Hunter common stockholders.	Magnum Hunter’s bylaws provide that, except as otherwise provided by law, written notice of every meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting. Under Delaware law, the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called. Under Magnum Hunter’s bylaws, the business to be transacted at a Magnum Hunter special meeting of stockholders is limited to the purposes stated in the notice of meeting.
Quorum	The bylaws of Exchangeco provide that a quorum for the transaction of business at any meeting of shareholders shall be 2 persons, present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled.

	The articles of incorporation of Exchangeco provide that the presence in person of by proxy at a meeting of holders of 10% or the outstanding exchangeable shares at the meeting is a quorum.	The Magnum Hunter bylaws provide that the presence in person or by proxy at a meeting of the holders of a majority in voting power of the Magnum Hunter capital stock entitled to vote at the meeting is a quorum.
Amendments to Governing Documents	Under the ABCA, the approval of at least two-thirds of the votes cast at a meeting is required to amend the articles of the corporation. The ABCA may also require the separate approval by the holders of a class or series of shares	Delaware law generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon,

	Rights of Holders of Exchangeable Shares	Rights of Magnum Hunter Stockholders

for certain amendments to governing documents. The ABCA also requires the creation, amendment or repeal of bylaws to be approved by a majority of the votes of the shareholders of the corporation at the next shareholder meeting.

	The rights, privileges, restrictions and conditions attaching to the exchangeable shares may be added to, changed or removed only with the approval of the holders of the exchangeable shares, which will be deemed to have been sufficiently given if given in accordance with applicable law subject to a minimum requirement that approval or consent be evidenced by a resolution passed by not less than 66 2/3% of the votes cast on the resolution (other than by Magnum Hunter and its affiliates) at a meeting of the holders of exchangeable shares duly called and held at which holders of at least 10% of the outstanding exchangeable shares (other than Magnum Hunter and its affiliates) are present.	unless the certificate of incorporation requires a greater vote. Under Magnum Hunter’s certificate of incorporation, amendments to the Magnum Hunter certificate of incorporation generally may be made in accordance with the default positions of Delaware law.
Shareholder or Stockholder Vote on Extraordinary Corporate Transactions	Under the ABCA, the approval of at least two-thirds of the votes cast by common shareholders at a meeting, which we refer to as a special resolution, is required for extraordinary corporate actions, including:

•     amalgamations (other than an amalgamation involving a wholly-owned subsidiary of the corporation);

•   the continuance of the corporation into another jurisdiction;

•   the sale, lease or exchange of all or substantially all of the property of a corporation;

•   liquidations and dissolutions; and

•   arrangements (if ordered by a court).

	The ABCA may also require the separate approval by the holders of a class or series of shares for certain extraordinary corporate actions.	Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the affirmative vote of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction. Because the Magnum Hunter certificate of incorporation and bylaws include no additional provisions in this regard, Delaware law applies without modification.
Anti-Takeover Provisions	Alberta law does not contain specific anti-takeover provisions with respect to business transactions. However, the policies of Canadian securities regulatory authorities contain certain requirements relating to takeover bids, mergers and interested shareholder	Delaware law provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an “interested stockholder”, that person may not engage in certain transactions,

Rights of Holders of Exchangeable Shares	Rights of Magnum Hunter Stockholders

transactions. In particular, Multilateral Instrument 61-101 of the Canadian securities regulators (“MI 61- 101”) imposes certain requirements on, among other things “business combinations”, “going private transactions” and “related party transactions”. MI 61- 101 requires more detailed disclosure in the proxy material sent to security holders in connection with a transaction to which they relate, including, subject to certain exceptions, the inclusion of a formal valuation of the subject matter of the transaction and any non-cash consideration offered therefor. MI 61-101 also requires, subject to certain- exceptions, that the minority shareholders of the issuer separately approve the transaction by a simple majority.	including mergers, with the corporation for a period of three years unless one of the following exceptions applies: (i) the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect not to be governed by this provision of Delaware law. Magnum Hunter has not elected out of this provision.

There is no super-majority voting, fair price or similar provision in the Magnum Hunter certificate of incorporation.
Directors’ and Officers’ Liability and Indemnification	Under the ABCA, except in respect of an action by or on behalf of a corporation to procure a judgment in its favor, a corporation may indemnify present and former directors and officers and their heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, provided that:

•     they acted honestly and in good faith with a view to the best interests of the corporation; and

•   in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

The ABCA also permits a corporation to advance funds to a person to defray the costs, charges and expenses of a proceeding to which indemnification may relate, provided that any such advances arc repaid if the director or officer is not successful on the merits in their defence of the action or proceeding.

The bylaws of Exchangeco provide for indemnification of directors and officers	The Magnum Hunter bylaws provide for (i) the indemnification of its current or former directors, officers, employees or agents (or any other person who is or was serving at the request of Magnum Hunter in the capacity of director, officer, employee or agent for another entity) to the fullest extent permitted by law, and (ii) the advancement of expenses (including attorneys’ fees) to the fullest extent not prohibited by law upon receipt, to the extent required by law, of an undertaking to repay such amounts if it is ultimately determined that the indemnified person is not entitled to indemnification.

Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding (other than an action by or in the right of the corporation) on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts

Rights of Holders of Exchangeable Shares	Rights of Magnum Hunter Stockholders

to the fullest extent authorized by the ABCA and Exchangeco has entered into an indemnity agreement with its independent director.	paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if the person (i) acted in good faith and in a manner reasonably believed to be in the best interests of the corporation (or in some circumstances, at least not opposed to its best interests), and (ii) in a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Delaware law also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defence or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent that a current or former director or officer is successful on the merits or otherwise in the defence of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby. The indemnification and advancement of expenses provided by Delaware law do not exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that person is not entitled to be so indemnified. The

	Rights of Holders of Exchangeable Shares	Rights of Magnum Hunter Stockholders

Magnum Hunter certificate of incorporation limits the liability of Magnum Hunter directors, to the fullest extent permitted by Delaware law.
Dividends and Other Distributions	Holders of common stock of Exchangeco are entitled to receive any dividend declared by Exchangeco on common shares, subject to the rights, privileges, restrictions and conditions attaching to any other class or series.

Subject to applicable law, holders of exchangeable shares will be entitled to receive dividends from Exchangeco:

(i) in the case of a cash dividend declared on the shares of Magnum Hunter common stock, in an amount of cash for each exchangeable share corresponding to the cash dividend declared on each share of Magnum Hunter common stock;

(ii) in the case of a stock dividend declared on the shares of Magnum Hunter common stock to be paid in shares of Magnum Hunter common stock, in the number of exchangeable shares for each exchangeable share as is equal to the number of shares of Magnum Hunter common stock to be paid on each share of Magnum Hunter common stock; or

	(iii) in the case of a dividend declared on the shares of Magnum Hunter common stock in property other than cash or shares of Magnum Hunter common stock, in the type and amount of property as is the same as, or economically equivalent to (as determined by the board of directors of Exchangeco in good faith and in its sole discretion), the type and amount of property declared as a dividend on each share of Magnum Hunter common stock. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as the relevant date for the corresponding dividends on the shares of Magnum Hunter common stock.	Holders of Magnum Hunter common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Magnum Hunter’s board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any outstanding Magnum Hunter preferred stock.
Ranking	The exchangeable shares will have a preference over the common shares and the preferred shares of Exchangeco and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution	In the event of any liquidation, dissolution or winding up of Magnum Hunter, whether voluntary or involuntary, the holders of Magnum Hunter common stock are entitled to share ratably, in all remaining assets available for distribution to stockholders after payment of or

Rights of Holders of Exchangeable Shares	Rights of Magnum Hunter Stockholders

or winding-up of Exchangeco, whether voluntary or involuntary, or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs; provided, that, for greater certainty, (a) in the case of the payment of dividends, such preference shall only apply to an entitlement to dividends required to be paid, and which have not been paid, on the exchangeable shares pursuant to the exchangeable share provisions, and (b) in the case of any other distribution of assets of Exchangeco in the event of the liquidation, dissolution or winding-up of Exchangeco, whether voluntary or involuntary, or any other distribution of the assets of Exchangeco, among its shareholders for the purpose of winding up its affairs, such preference shall only apply to the entitlement of the liquidation amount.	provision for Magnum Hunter’s liabilities, subject to prior distribution rights of Magnum Hunter preferred stock, if any, then outstanding.

INCOME TAX CONSIDERATIONS

Material Canadian Federal Income Tax Consequences

In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to Magnum Hunter, the following is a description of the principal Canadian federal income tax consequences pursuant to the Income Tax Act (Canada) (the “Tax Act”) generally applicable to holders of exchangeable shares who exchange their exchangeable shares for shares of Magnum Hunter common stock in a retraction (a voluntary exchange initiated by a holder of exchangeable shares), redemption (an exchange initiated by Exchangeco to redeem the exchangeable shares) or purchase (a purchase of exchangeable shares by Exchangeco for cancellation) pursuant to the terms set forth in the exchangeable share provisions attaching to the exchangeable shares (Schedule A in the Plan of Arrangement, and also included in the articles of incorporation of Exchangeco), and who, at all relevant times for the purposes of the Tax Act, are, for the purposes of the Tax Act and any applicable income tax treaty or convention, resident or deemed to be resident in Canada, hold such shares as capital property and deal at arm’s length with each of Exchangeco and Magnum Hunter (“Resident Shareholders” or “Canadian Holders”). Generally, such shares will constitute capital property to a holder provided such holder does not hold such property in the course of carrying on a business and has not acquired such property in one or more transactions considered to be an adventure or concern in the nature of trade. Shareholders who do not hold their exchangeable shares or shares of Magnum Hunter common stock as capital property, as the case may be, should consult their own tax advisors with respect to their particular circumstances.

This opinion is not applicable to a holder that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act, a holder that is a “specified financial institution”, a holder of an interest which is a “tax shelter” or a “tax shelter investment”, or a holder with respect to whom Magnum Hunter is a “foreign affiliate”, each as defined in the Tax Act, a holder who is exempt from paying tax under Part I of the Tax Act, or a holder whose functional currency for purposes of the Tax Act is the currency of a country other than Canada. Any such holders should consult their own tax advisors. In addition, this opinion does not address the deductibility of interest by holders who borrowed money or otherwise incurred debt in connection with their acquisition of NuLoch common shares.

This opinion is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and counsel’s understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”).

This opinion does not cover all possible Canadian federal income tax consequences and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, regulatory or judicial action, or any changes in the administrative policies and assessing practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

This opinion does not address any tax consequences to holders that are not resident (or deemed resident) in Canada, such as U.S. residents.

All holders of exchangeable shares should consult their own tax advisors having regard to their particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Magnum Hunter common stock, including the receipt of dividends and the calculation of any adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

Redemption, Retraction or Purchase of Exchangeable Shares

On the redemption, retraction or purchase of an exchangeable share by Exchangeco, Resident Shareholders will be deemed to have received a dividend equal to the amount, if any, by which the redemption, retraction or purchase proceeds exceed the paid-up capital at the time of the exchangeable share so redeemed. For these purposes, the redemption, retraction or purchase proceeds will be the fair market value of the shares of Magnum Hunter common stock (or other consideration) received from Exchangeco at the time of the redemption, retraction or purchase plus the amount, if any, of all then accrued but unpaid dividends on the exchangeable shares paid on the redemption, retraction or purchase. Such deemed dividend will be included in computing the shareholder’s income, and will be generally be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations under the Tax Act. In the case of a Resident Shareholder that is a corporation, such deemed dividend normally would be included in the corporation’s income and would be deductible in computing its taxable income. A Resident Shareholder that is a “private corporation”, as defined in the Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of such deemed dividend to the extent that such dividend is deductible in computing the shareholder’s taxable income. A Resident Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include deemed dividends that are not deductible in computing taxable income.

On a redemption, retraction or purchase, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share, but the amount of the deemed dividend will be excluded in computing the holder’s proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. In the case of a Resident Shareholder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

Exchange of Exchangeable Shares

On the exchange by a Resident Shareholder of an exchangeable share with Magnum Hunter or Callco for a share of Magnum Hunter common stock, the shareholder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of exchange of the share of Magnum Hunter common stock plus any other amount received by the holder from

Magnum Hunter or a subsidiary of Magnum Hunter as part of the exchange consideration other than amounts required to be included in income as a dividend. The taxation of capital gains and capital losses is described below.

Dividends on Magnum Hunter Common Stock

Dividends on shares of Magnum Hunter common stock will be included in a Resident Shareholder’s income for the purposes of the Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A Resident Shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include such dividends. United States non-resident withholding tax on such dividends received by Canadian residents will be generally eligible for foreign tax credit or deduction treatment, where applicable, under the Tax Act.

Disposition of Magnum Hunter Shares

The cost of shares of Magnum Hunter common stock received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of such shares at the time of such event. At any particular time, the adjusted cost base to a Resident Shareholder of shares of Magnum Hunter common stock acquired on a retraction, redemption, or exchange of exchangeable shares will be determined by averaging the cost of such shares with the adjusted cost base of all other shares of Magnum Hunter common stock held by such holder as capital property at such time. A disposition or deemed disposition of shares of Magnum Hunter common stock by a holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such shares immediately before the disposition. The taxation of capital gains and capital losses is described below.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (a taxable capital gain) realized on a disposition of shares must be included in a Resident Shareholder’s income for the year of disposition. One-half of any capital loss (an allowable capital loss) generally may be deducted by the Resident Shareholder against taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Tax Act.

Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

A Resident Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.

If a Resident Shareholder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns shares. Resident Shareholders to whom these rules may be relevant should consult their own tax advisors.

Foreign Property Information Reporting

In general, a “specified Canadian entity”, as defined in the Tax Act, for a taxation year or fiscal period whose total cost amount of “specified foreign property”, as defined in the Tax Act, at any time in the taxation year or fiscal period exceeds Cdn$100,000, is required to file T1135 — “Foreign Income Verification Statement” for the taxation year or fiscal period disclosing prescribed information. On March 4, 2010, the Minister of Finance (Canada)

announced proposals to expand existing reporting requirements with respect to specified foreign property to require more detailed information. As of the date hereof, no detailed legislative proposals or revised administrative policies with respect to such amended reporting requirements have been made public.

With some exceptions, a taxpayer resident in Canada, other than a person exempt from tax under Part I of the Tax Act, in the year will be a “specified Canadian entity”. The shares of Magnum Hunter common stock will be “specified foreign property” to a holder. The reporting rules in the Tax Act are complex and this summary does not purport to explain all circumstances in which reporting may be required by an investor. Accordingly, holders should consult their own tax advisors regarding compliance with these rules.

Offshore Investment Fund Property

The Tax Act contains rules which, in certain circumstances, may require a Canadian Holder to include in income in each taxation year an amount in respect of the acquisition and holding of interests in “offshore investment fund property”. Both of the following conditions must be satisfied in order for these rules to apply in respect of a share of Magnum Hunter common stock held by a Canadian Holder:

(1) the share of Magnum Hunter common stock may reasonably be considered to derive its value, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (collectively, “Investment Assets”); and

(2) it must be reasonable to conclude, having regard to all the circumstances, that one of the main reasons for the holder acquiring or holding the share of Magnum Hunter common stock was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act had the income, profits and gains been earned directly by such Canadian Holder.

If applicable, these rules would generally require a Canadian Holder to include in income for each taxation year in which such holder holds the share of Magnum Hunter common stock the amount, if any, by which (i) an imputed return for the taxation year computed on a monthly basis and calculated as the product obtained when the holder’s “designated cost” (as defined in the Tax Act) of the share of Magnum Hunter common stock at the end of the month is multiplied by 1/12th of the applicable prescribed rate for the period that includes such month; exceeds (ii) the holder’s income, including dividends received, from the share of Magnum Hunter common stock for the year (other than capital gains) determined without reference to these rules. On August 27, 2010, the Minister of Finance (Canada) released proposals to the rules governing the taxation of investments in “offshore investment fund property”, which included a proposed increase in the applicable prescribed rate.

Any amount required to be included in computing a Canadian Holder’s income in respect of a share of Magnum Hunter common stock under these rules would be added to the adjusted cost base to the holder of such share.

These rules are complex and their application depends, to a large extent, on the reasons for a Canadian Holder acquiring or holding shares of Magnum Hunter common stock. Canadian Holders are urged to consult their own tax advisors regarding the application and consequences of these rules.

Material United States Federal Income Tax Consequences

Subject to the assumptions, qualifications and limitations set forth below, in the opinion of Fulbright & Jaworski L.L.P., U.S. counsel to Magnum Hunter, the following is a discussion of the material United States federal income tax consequences to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below, and together with U.S. Holders, “Holders”) of the redemption, retraction or exchange of exchangeable shares for Magnum Hunter common stock and the ownership and disposition of Magnum Hunter common stock received in the redemption, retraction or exchange. Counsel’s opinions are limited to statements of United States federal tax law and regulations and legal conclusions with respect thereto.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, and administrative determinations as of the date of this document. Those authorities may be changed, perhaps retroactively, so that the United States federal income tax consequences may be different from those discussed below. This discussion does not address all aspects of United States federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local, provincial or other tax considerations that may be relevant to a Holder in light of its particular circumstances. The discussion is an expression of professional judgment, is not a guarantee of a result and is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the discussion of tax consequences set forth herein will be sustained if challenged by the Internal Revenue Service.

Except where noted, this discussion deals only with Holders who hold their exchangeable shares and Magnum Hunter common stock as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a broker or dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding exchangeable shares, or shares of Magnum Hunter common stock, as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who acquired exchangeable shares, or shares of Magnum Hunter common stock, in exchange for NuLoch stock that was acquired in a compensatory transaction;

•	a Non-U.S. Holder who is or has previously been engaged in the conduct of a trade or business in the United States;

•	a person who is an investor in a pass-through entity;

•	a person owning 10% or more of the voting stock of Exchangeco;

•	a U.S. Holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation;”

•	a “foreign personal holding company;”

•	a “passive foreign investment company;”

•	a U.S. expatriate;

•	a Non-U.S. Holder owning more than 5% of the Magnum Hunter common stock; or

•	an S corporation, an entity taxable as a partnership for U.S. federal income tax purposes or other pass-through entity.

If a partnership holds exchangeable shares that are exchanged for shares of Magnum Hunter common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding exchangeable shares that are exchanged for shares of Magnum Hunter common stock, you are urged to consult your tax advisor.

You are strongly urged to consult your own tax advisor regarding the United States federal tax consequences applicable to the redemption, retraction or exchange of exchangeable shares and your ownership and disposition of Magnum Hunter common stock in light of your particular circumstances. In addition, you should also consult your tax advisor regarding any foreign, state, local, provincial, or other taxes that may be applicable to you.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of exchangeable shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this disclosure, you are a “Non-U.S. Holder” if you are not a U.S. Holder.

Consequences of a Redemption, Retraction or Exchange of Exchangeable Shares

The United States federal income tax consequences of a redemption, retraction or exchange of exchangeable shares depend, in part, on whether the exchangeable shares are treated for United States federal income tax purposes as shares of Exchangeco or as shares of Magnum Hunter common stock. There is, however, no direct authority under current United States federal income tax law concerning whether the exchangeable shares should be treated as shares of Magnum Hunter common stock or shares of Exchangeco. Magnum Hunter, NuLoch, or Exchangeco have not requested, and do not intend to request, a ruling from the Internal Revenue Service or an opinion of counsel with respect to whether the exchangeable shares should be treated as shares of Magnum Hunter common stock or shares of Exchangeco. In addition, no ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of a retraction, redemption, or exchange of exchangeable shares for shares of Magnum Hunter common stock. The following discussion is not binding on the Internal Revenue Service or the courts. The discussion below addresses the United States federal income tax consequences of a redemption, retraction or exchange of exchangeable shares under each of two alternative characterizations of the exchangeable shares: (1) based on the treatment of the exchangeable shares as shares of Magnum Hunter common stock, and (2) based on the treatment of the exchangeable shares as shares of Exchangeco. There can be no assurance that the Internal Revenue Service will not assert and prevail with respect to a position that is adverse or contrary to a position taken by a U.S. Holder on such U.S. Holder’s tax returns. Accordingly, it may be prudent for a U.S. Holder to assume the least favorable United States federal income consequences. In addition, the discussion does not address the United States federal income tax consequences of: (i) any payments for accrued and unpaid dividends on the exchangeable shares or (ii) a purchase transaction in which Exchangeco and the U.S. Holder negotiate for a purchase of the exchangeable shares on terms mutually agreeable to the U.S. Holder and Exchangeco. Because Magnum Hunter’s senior credit agreement prohibits Magnum Hunter from making any distribution on its common stock without a waiver from the lender, it is unlikely any such distributions will be made during the period that the exchangeable shares are outstanding. If you negotiate with Exchangeco for a purchase of your exchangeable shares, you are urged to consult your own tax advisor regarding the United States federal income tax consequences of such purchase.

Only a holder of NuLoch shares who is resident in Canada for purposes of the Tax Act, or a partnership that (i) is a Canadian partnership for the purposes of the Tax Act, and (ii) is not exempt from tax under Part I of the Tax Act, may receive exchangeable shares. Accordingly, instances may be limited in which a U.S. Holder will receive exchangeable shares. If you are a U.S. Holder and are nevertheless entitled to receive exchangeable shares, you are urged to consult with your own tax advisor.

Consequences if the Exchangeable Shares are Treated as Shares of Magnum Hunter Common Stock

U.S. Holders and Non-U.S. Holders

If the exchangeable shares are treated as shares of Magnum Hunter common stock, the redemption, retraction or exchange of exchangeable shares for shares of Magnum Hunter common stock should not be a taxable event to a U.S. Holder or a Non-U.S. Holder that beneficially owns 5% or less of Magnum Hunter’s outstanding common stock. If you are a Non-U.S. Holder beneficially owning more than 5% of Magnum Hunter’ outstanding common stock, special provisions of the United States federal income tax laws may apply to you, and you are urged to consult with your tax advisor regarding the United States federal income tax consequences of such a redemption, retraction or exchange.

Consequences if the Exchangeable Shares are not Treated as Shares of Magnum Hunter Common Stock

U.S. Holders

Subject to the discussion below entitled “Passive Foreign Investment Companies,” if the exchangeable shares are not treated as shares of Magnum Hunter for United States federal income tax purposes the redemption, retraction or exchange of exchangeable shares for shares of Magnum Hunter common stock should be treated as a fully taxable exchange for United States federal income tax purposes. Consequently, upon the exchange of all but not less than all of a U.S. Holder’s exchangeable shares, a U.S. Holder will recognize gain or loss, if any, equal to the difference between (i) the sum of the fair market value, as of the exchange date, of the shares of Magnum Hunter common stock received in the exchange and (ii) the U.S. Holder’s tax basis in the exchangeable shares surrendered. Any such gain or loss on the exchange will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation, currently at 15% for dispositions on or prior to December 31, 2012, and 20% thereafter. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Magnum Hunter common stock received in the exchange will equal the fair market value of those shares as of the exchange date. A U.S. Holder’s holding period for the common stock received will begin on the day after the exchange. A U.S. Holder who exchanges less than all of such holder’s exchangeable shares should consult with his tax advisor regarding the taxation of such exchange.

In determining whether the exchangeable shares are shares of Exchangeco or shares of Magnum Hunter common stock, U.S. Holders of exchangeable shares should consider that the Internal Revenue Service may assert and prevail with respect to a position that is adverse to the position taken by a U.S. Holder. It may be prudent for a U.S. Holder with gain inherent in the exchangeable shares to assume that the redemption, retraction or exchange will be a taxable event. Conversely, it may be prudent for a U.S. Holder with loss inherent in the exchangeable shares to assume that the redemption, retraction or exchange will be treated as a non-taxable event so that no loss will be recognized. In either event, such a U.S. Holder should consult its own tax advisor regarding the filing of a refund claim.

Non-U.S. Holders

If the exchangeable shares are not treated as shares of Magnum Hunter for U.S. federal income tax purposes, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for shares of our common stock unless:

(i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States; or

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions set forth in the Code are met, unless an applicable income tax treaty provides otherwise.

If a Non-U.S. Holder is described in clause (i) above, the Non-U.S. Holder generally will be subject to the rules discussed above under the heading “Consequences of Redemption, Retraction or Exchange of Exchangeable Shares — “Consequences if the Exchangeable Shares are not Treated as Shares of Magnum Hunter Common Stock — U.S. Holders.” In addition, if a corporate Non-U.S. Holder is described under clause (i) above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate (or lower applicable treaty rate). If an individual Non-U.S. Holder is described in clause (ii) above, the individual generally will be subject to a flat 30% tax (or lower applicable treaty rate) on the gain derived from a sale, which may be offset by certain United States capital losses.

Passive Foreign Investment Companies

In general, if exchangeable shares held by a U.S. Holder are treated as shares of Exchangeco and Exchangeco is treated for United States federal income tax purposes as a “passive foreign investment company,” gain recognized on the retraction, redemption or exchange of exchangeable shares will be taxed under the passive foreign investment company “excess distribution regime,” unless the U.S. Holder has made a timely “qualified electing fund” election or “mark-to-market” election. The passive foreign investment company rules are extremely complex and could, if they apply to exchangeable shares owned by a U.S. Holder, have a significant adverse effect on the taxation of gain recognized by a U.S. Holder. As noted above, however, the instances in which a U.S. Holder will be permitted to hold shares of Exchangeco are limited, and accordingly, the United States income tax consequences of the ownership of shares in a passive foreign investment company are not addressed in detail in this discussion. U.S. Holders are urged to consult their own tax advisor to determine the potential applicability of these rules to their particular circumstance and any available elections.

Consequences of Ownership and Disposition of Shares of Magnum Hunter Common Stock

Receipt of Distributions on Magnum Hunter Common Stock

U.S. Holders

Distributions, if any, received with respect to shares of Magnum Hunter common stock out of Magnum Hunter’s current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be taxable as dividend income to U.S. Holders. In the case of non-corporate U.S. Holders, dividend income currently is subject to tax at the same preferential rates as net capital gains if certain requirements are satisfied. To the extent that the amount of any distribution exceeds Magnum Hunter’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, and any excess will be treated as gain from the disposition of the common stock (discussed below under the heading “Gain or Loss on Disposition of Magnum Hunter Common Stock — U.S. Holders”). Magnum Hunter does not have accumulated earnings and profits. Additionally, Magnum Hunter may not have sufficient current earnings and profits during future fiscal years for distributions on Magnum Hunter’s common stock to qualify as dividends for U.S. federal income tax purposes.

Non-U.S. Holders

Distributions, if any, received with respect to shares of Magnum Hunter common stock out of Magnum Hunter’s current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be subject to a withholding tax as discussed below. Any portion of a distribution that exceeds Magnum Hunter’s current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in the common stock, and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of the common stock, the treatment of which is discussed below under “Gain or Loss on Disposition of Magnum Hunter Common Stock — Non-U.S. Holders.” In addition, if Magnum Hunter is a USRPHC, as defined below, which Magnum Hunter believes that it is, and if any distribution exceeds its current and accumulated earnings profits, Magnum Hunter will need to choose to satisfy its withholding tax requirement either by treating the entire distribution as a dividend, subject to the withholding tax under the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from an USRPHC), or by treating only the amount of the distribution equal to its reasonable estimate or its current and accumulated earnings and profits as a dividend, subject to the withholding tax rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under the heading “Gain or Loss on Disposition of Magnum Hunter Common Stock — Non-U.S. Holders”) with a credit generally allowed against the Non-U.S. Holder’s United States federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a Non-U.S. Holder of Magnum Hunter common stock will generally be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In addition, a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder on dividends received that are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, are attributable to a permanent establishment of the Non-U.S. Holder in the United States. In addition, a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a 30% rate (or lower applicable treaty rate) on dividend income that is effectively connected with a U.S. trade or business. A Non-U.S. Holder will be required to satisfy certification and disclosure requirements (including completing Internal Revenue Service Form W-8BEN, W-8ECI, or other applicable form) to claim treaty benefits or otherwise claim a reduction of, or exemption from, the U.S. withholding tax described above.

Gain or Loss on Disposition of Magnum Hunter Common Stock

U.S. Holders

A U.S. Holder will generally recognize gain or loss on any sale, exchange or other disposition of Magnum Hunter common stock equal to the difference between the U.S. Holder’s adjusted tax basis in the Magnum Hunter common stock and the amount realized from the sale, exchange or other disposition. Gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period is more than one year. In the case of non-corporate U.S. Holders, any long-term capital gain will generally be taxed at preferential United States federal income tax rates, currently at 15% for dispositions on or prior to December 31, 2012, and 20% thereafter. The deductibility of losses may be subject to limitations.

Non-U.S. Holders

Any gain realized by a Non-U.S. Holder on the sale, exchange, or other disposition of Magnum Hunter common stock will generally not be subject to United States federal income tax unless:

(i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States;

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions set forth in the Code are met, unless an applicable income tax treaty provides otherwise; or

(iii) Magnum Hunter is or has been a “United States real property holding corporation,” or “USRPHC,” as defined for United States federal income tax purposes and the Non-U.S. Holder owns more than 5% of Magnum Hunter’s outstanding common stock.

With respect to a Non-U.S. Holder’s disposition of Magnum Hunter common stock, Magnum Hunter will be treated as a USRPHC if at any time during the shorter of (x) the five-year period ending on the date of disposition of shares of Magnum Hunter common stock or (y) the period during which a Non-U.S. Holder held shares of Magnum Hunter common stock, the fair market value of Magnum Hunter’s “U.S. real property interests” equals or exceeds 50% of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable Treasury Regulations). Because Magnum Hunter owns substantial oil and gas interests in the United States, Magnum Hunter believes that it is a USRPHC. Notwithstanding the foregoing, so long as the common stock of Magnum Hunter is regularly traded on an established securities market, as defined under applicable Treasury Regulations, Non-U.S. Holders who have never beneficially owned more than 5% of the common stock of Magnum Hunter will generally not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of common stock solely because Magnum Hunter is or has been a USRPHC. Magnum Hunter believes that its common stock is currently treated as regularly traded on an established securities market.

If a Non-U.S. Holder falls under clause (i) or (iii) above, the Non-U.S. Holder will generally be subject to the rules discussed above in the discussion titled “Gain or Loss on Disposition of Magnum Hunter Common Stock — U.S. Holders”, and, in the case of clause (iii) above, will generally be subject to a 10% withholding tax applied to the gross proceeds received. Any amount so withheld may be applied as a credit against the Non-U.S. Holder’s United States federal income tax liability. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% (or lower applicable treaty rate) tax on the gain derived from a sale, which may be offset by certain United States capital losses. In addition, if a corporate Non-U.S. Holder falls under clause (i) above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate (or lower applicable treaty rate).

Information Reporting and Backup Withholding

U.S. Holders

Information reporting and backup withholding may apply with respect to payments of dividends on Magnum Hunter common stock and to certain payments of proceeds on the sale or other disposition of our common stock. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on our common stock and certain payments of proceeds on the sale or other disposition of our common stock unless the beneficial owner of such common stock furnishes Magnum Hunter or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

Magnum Hunter must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding on dividends paid to such Non-U.S. Holder, or on the proceeds received by a Non-U.S. Holder from a sale or other disposition of Magnum Hunter common stock, as long as such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Owners

Beginning with payments made after December 31, 2012, recently enacted legislation will impose a 30% withholding tax on dividends on Magnum Hunter common stock and the gross proceeds of a disposition of Magnum Hunter common stock paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) a foreign entity that is not a financial institution unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. Holders should consult their own tax advisors regarding the application of this legislation to them.

EACH U.S. HOLDER IS ENCOURAGED TO CONSULT HIS OWN TAX ADVISOR AS TO HIS PARTICULAR TAX CONSEQUENCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

INFORMATION ABOUT EXCHANGECO

Exchangeco is an indirect subsidiary of Magnum Hunter incorporated under the Business Corporations Act (Alberta) on January 13, 2011 for the sole purpose facilitating the acquisition of NuLoch as the issuer of the exchangeable shares. The exchangeable shares were offered in the arrangement for the sole purpose of providing an opportunity for NuLoch securityholders who are residents of Canada to make a tax election to defer certain capital gain taxes, which would otherwise arise upon the exchange of their NuLoch shares for shares of our common stock.

Business Operations and Financial Information.  Exchangeco has no active business operations and is not expected to undertake any active business operations in the future. The only activities Exchangeco has engaged in since its incorporation have been in connection with its role as a party to the arrangement agreement, pursuant to which it acquired the issued and outstanding NuLoch shares and NuLoch options and compensation options and issued the exchangeable shares. We anticipate that the only activities that Exchangeco will undertake will be in connection with its role as a holding company for NuLoch and the issuer of the exchangeable shares. Upon the closing of the arrangement, Exchangeco became a subsidiary guarantor under our senior credit facility and pledged all of its assets as security under that facility.

Market Price of and Dividends on Exchangeco Stock.  As of the date of this prospectus, there is one common share of Exchangeco issued and outstanding, which is held by Callco, no preferred shares of Exchangeco issued and outstanding, and up to 42,804,675 exchangeable shares issued and outstanding, none of which are owned by Magnum Hunter or any affiliate of Magnum Hunter.

Neither the Exchangeco common shares nor the exchangeable shares are listed for trading on any exchange. There is no public market for the trading of Exchangeco common shares or exchangeable shares and it is not expected that any such markets will develop. Exchangeco has not paid any dividends on its common shares or exchangeable shares and does not expect to pay any in the future, except as may be required with respect to the exchangeable shares due to a dividend by Magnum Hunter on shares of Magnum Hunter common stock.

Changes in or Disagreements with Accountants.  There have been no changes in or disagreement with Exchangeco’s accountants concerning accounting and financial disclosure since Exchangeco’s incorporation.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis is for the period beginning January 13, 2011 and ended March 31, 2011.

Results of Operations.  Exchangeco was incorporated on January 13, 2011 for the sole purpose of facilitating the arrangement as the issuer of the exchangeable shares. Exchangeco has not carried on any active business operations since its incorporation other than its connection with its role as a party to the arrangement agreement. Exchangeco did not generate any revenues and incurred only nominal expenses during the period from the date of its incorporation through March 31, 2011.

Liquidity and Capital Resources.  Exchangeco is a holding company that does not engage in any active business operations. Exchangeco’s only activities are in connection with its role as the holder of all of the issued and outstanding NuLoch shares and its role as an issuer of the exchangeable shares. As a result, Exchangeco’s liquidity needs are not material. Exchangeco has no off-balance sheet arrangements. Upon the closing of the arrangement, Exchangeco became a subsidiary guarantor under our senior credit facility and pledged all of its assets as security under that facility.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma selected financial data should be read in conjunction with (i) the “Unaudited Pro Forma Financial Information” hereby incorporated herein by reference from our definitive proxy statement filed by the us on Schedule 14A with the SEC on April 1, 2011, together with all of the financial statements and notes thereto, (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” hereby incorporated herein by reference from our annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended and (iii) our consolidated financial statements and the notes thereto hereby incorporated herein by reference from our annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended.

The following unaudited pro forma combined financial data are derived from our consolidated financial statements and certain historical financial data in respect of various assets acquired by us. The unaudited pro forma combined balance sheet as of December 31, 2010 has been prepared assuming the acquisitions of the PostRock assets, NGAS, and NuLoch (as described below), collectively referred to as the “acquisitions”, and all necessary ancillary transactions and the exchange offer had been consummated on December 31, 2010. The unaudited pro forma combined income statement for the year ended December 31, 2010 has been prepared assuming the acquisitions and all necessary ancillary transactions and the exchange offer had been consummated as of January 1, 2010. The pro forma combined financial data set forth on the attached unaudited pro forma combined balance sheet and unaudited pro forma combined income statement reflect the following as if they occurred on the dates hereinabove set forth:

(1) The second completed phase of the acquisition of certain West Virginia properties from Quest Eastern Resource LLC and PostRock MidContinent Production, LLC, affiliates of PostRock Energy Corporation, or PostRock, as described in the purchase and sale agreement dated December 24, 2010 between the Company and PostRock. We closed the first phase of the PostRock acquisition on December 30, 2010 for a cash purchase price, subject to adjustments, of approximately $28 million. We completed the second phase of the PostRock acquisition on January 14, 2011 for a purchase price of approximately $11.7 million, subject to adjustments, which was paid one-half with the issuance of 946,314 shares of our common stock and one-half in a cash payment of $5.9 million.

(2) The acquisition of NGAS Resources, Inc., referred to herein as NGAS, an Appalachian Basin-focused British Columbia exploration and production company traded on the NASDAQ Capital Market, as described in the arrangement agreement dated December 23, 2010 between Magnum Hunter and NGAS. We completed our acquisition of NGAS on          , 2011, for a purchase price of approximately $117 million. The transaction was structured as a stock-for-stock exchange pursuant to which 0.0846 shares of Magnum Hunter common stock were exchanged for each share of NGAS stock, as set forth in the arrangement agreement.

(3) The NuLoch arrangement as described in the arrangement agreement dated January 19, 2011.

(4) Incurrence of indebtedness under the proposed new revolving credit facility to be entered into pursuant to the commitment letter from BMO Capital Markets Corp. dated January 13, 2011.

(5) Issuance of our common stock upon the closing of the acquisitions of the PostRock assets and NGAS, and the issuance of exchangeable shares of Exchangeco upon the closing of the acquisition of NuLoch. For purposes of preparing the unaudited combined pro forma financial information, we have assumed that all NuLoch securityholders elected to receive exchangeable shares.

(6) Payment of change of control compensation in the NGAS and NuLoch acquisitions.

(7) Issuance of our common stock in exchange for the exchangeable shares upon completion of the exchange offer.

Transaction costs related to these acquisitions will be recorded as expenses in the periods in which these costs are incurred. These expenses are not included in the unaudited pro forma combined income statement.

The unaudited pro forma combined financial data is not indicative of our financial position or our results of operations which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices paid for oil and natural gas, future acquisitions, drilling activity and other factors.

The unaudited pro forma combined financial data include financial information received from PostRock, NGAS and NuLoch and such financial information has been accepted and incorporated as presented without independent verification of such financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2010

			Pro Forma	Combined
			Adjustments for	Pro Forma
	Combined		Consummation of	for the
	Pro Forma for		Exchange	Acquisitions and
	the Acquisitions		Offer(2)	the Exchange Offer

CURRENT ASSETS:
Cash and cash equivalents	$17,086,171		$—	$17,086,171
Accounts receivable	22,226,247		—	22,226,247
Notes receivable	—		—	—
Prepaids and other current assets	1,930,173		—	1,930,173

Total Current Assets	41,242,591		—	41,242,591
PROPERTY AND EQUIPMENT (Net of Accumulated Depletion and Depreciation):
Oil and natural gas properties, successful efforts accounting	758,783,350		—	758,783,350
Equipment and other fixed assets	53,778,199		—	53,778,199

Total Property and Equipment, Net	812,561,549		—	812,561,549
OTHER ASSETS:
Other assets	820,656		—	820,656
Deferred financing costs, net of amortization	2,491,250		—	2,491,250
Deferred tax asset	—		—	—

Total Assets	$857,116,046		$—	$857,116,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$39,461,473		$—	$39,461,473
Accrued liabilities	39,551,778		—	39,551,778
Revenue payable	2,629,999		—	2,629,999
Current portion of notes payable	7,132,455		—	7,132,455
Warrant liability	1,279,834		—	1,279,834
Derivative liability	718,771		—	718,771

Total Current Liabilities	90,774,310		—	90,774,310
Deferred compensation	—		—	—
Deferred income tax	117,756,387		—	117,756,387
Payable on sale of partnership	640,695		—	640,695
Notes payable, less current portion	85,461,542		—	85,461,542
Asset retirement obligation	8,083,805		—	8,083,805
Derivative liability	59,181		—	59,181
Other long-term liabilities	1,895,000		—	1,895,000

Total Liabilities	$304,670,920		$—	$304,670,920
COMMITMENTS AND CONTINGENCIES REDEEMABLE PREFERRED D STOCK:
Series C Cumulative Perpetual Preferred Stock	70,236,400		—	70,236,400
SHAREHOLDERS’ EQUITY:
Shareholders’ equity	166,572,072		314,186,315	480,758,387
Non-controlling interest	315,636,654	(1)	(314,186,315)	1,450,339

Total Equity	482,208,726		—	482,208,726

Total Liabilities and Shareholders’ Equity	$857,116,046		$—	$857,116,046

(1)	Assumes all securityholders of NuLoch elect to receive exchangeable shares.

(2)	At the closing of the arrangement, Exchangeco issued exchangeable shares to electing securityholders of NuLoch. Exchangeco is an indirect subsidiary of Magnum Hunter. Although Magnum Hunter does not own any exchangeable shares, it is the indirect owner of all of the issued and outstanding common shares of Exchangeco, which shares vote in the election of the directors of Exchangeco. The voting rights of the exchangeable shares are limited to voting on amendments affecting the terms of the exchangeable shares. Exchangeco is therefore consolidated with Magnum Hunter for reporting purposes. However, because the shares of NuLoch will be held by Exchangeco and Magnum Hunter does not own any exchangeable shares, the value of the Magnum Hunter shares to be issued upon exchange are accounted for prior to the exchange as non-controlling interest. Upon exchange of each share of exchangeable stock, Magnum Hunter will on a consolidated basis record the issuance of a share of Magnum Hunter common stock and the cancellation of an exchangeable share, as a transfer to shareholders’ equity from non-controlling interest.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

As of December 31, 2010

			Combined
	Combined	Pro Forma	Pro Forma
	Pro Forma	Adjustments for	for the
	for the	Consummation of	Acquisitions and
	Acquisitions	Exchange Offer	the Exchange Offer

REVENUE:
Oil and gas sales	$66,645,032	$—	$66,645,032
Field operations and other	32,818,469	—	32,818,469

Total Revenue	99,463,501	—	99,463,501
EXPENSES:
Lease operating expenses	29,240,984	—	29,240,984
Severance taxes and marketing	3,576,423	—	3,576,423
Exploration	8,715,730	—	8,715,730
Field operations	22,867,230	—	22,867,230
Impairment of oil and gas properties	305,786	—	305,786
Impairment of goodwill	313,177	—	313,177
Depreciation, depletion and accretion	20,879,636	—	20,879,636
General and administrative	43,354,155	—	43,354,155

Total Expenses	129,253,121	—	129,253,121

LOSS FROM OPERATIONS:	(29,789,620)	—	(29,789,620)
OTHER INCOME AND (EXPENSE):
Interest income	94,497	—	94,497
Interest expense	(5,613,234)	—	(5,613,234)
Gain on derivative contracts	814,037	—	814,037
Other, net	(2,276,948)	—	(2,276,948)

Net loss from continuing operations before non-controlling interest	(36,771,268)	—	(36,771,268)
Net (income) loss attributable to non-controlling interest	(128,586)	—	(128,586)

Net loss attributable to Magnum Hunter from continuing operations	(36,899,854)	—	(36,899,854)
Income from discontinued operations	8,456,811		8,456,811

Net loss	(28,443,043)	—	(28,443,043)
Dividends on preferred stock	(2,466,679)	—	(2,466,679)

Net loss attributable to common shareholders	$(30,909,722)	$—	$(30,909,722)

Loss per common share basic and diluted	$(0.27)	$—	$(0.27)
Weighted average number of common shares outstanding basic and diluted	115,706,403	—	115,706,403

LEGAL MATTERS

The validity of the securities being offered by this Registration Statement is being passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. Certain Canadian federal tax matters and United States federal tax matters are being passed upon by Blake, Cassels & Graydon LLP and Fulbright & Jaworski L.L.P., respectively, as set forth under “Income Tax Considerations.”

EXPERTS

The financial statements of Magnum Hunter Resources Corporation as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

The financial statements of Magnum Hunter Resources Corporation as of and for the year ended December 31, 2008, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Malone Bailey, LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

The statement of revenues and direct operating expenses of the properties acquired from Quest Eastern Resources LLC and Post Rock Midcontinent Production, LLC as of and for the year ended December 31, 2009, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by UHY LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

The financial statements of NGAS Resources, Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by Hall, Kastler & Company LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

The financial statements of NuLoch Resources Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by KPMG LLP, independent auditors, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

Certain estimates of our proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Cowley, Gillespie & Associates, Inc., independent petroleum consultants. Certain estimates of NGAS Resources, Inc.’s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Wright & Company, Inc., an independent petroleum consultant. Certain estimates of NuLoch Resources Inc.’s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by AJM Petroleum Consultants, an independent petroleum consultant. These estimates are incorporated by reference herein in reliance on the authority of such firms as experts in such matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference into this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed with the SEC, except as to any portion of any such document that is furnished to the SEC under Form 8-K and which is not deemed “filed” with the SEC under the Exchange Act:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2010;

•	Definitive Proxy Statement on Schedule 14A, as amended, filed with the SEC on April 1, 2011;

•	Current Reports on Form 8-K filed with the SEC on January 5, 2011, January 11, 2011, January 18, 2011, January 19, 2011, January 25, 2011, January 31, 2011, February 1, 2011, February 18, 2011, March 2, 2011, March 9, 2011, March 16, 2011, March 17, 2011, March 21, 2011 and March 28, 2011;

•	The description of our common stock included in the Form 8-A filed on August 25, 2006 and December 29, 2010, and any amendment or report filed with the SEC for the purpose of updating such description; and

•	All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed “filed” with the SEC under such provisions.

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
Attention: Corporate Secretary

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable prospectus supplement or other documents.

WHERE YOU CAN FIND MORE INFORMATION

Magnum Hunter is subject to the information requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the NYSE, which is located at 20 Broad Street, New York, New York 10005.

We have a website located at http://www.magnumhunterresources.com. The information on this website is not incorporated by reference into this prospectus or any prospectus supplement and you should not consider it part of this prospectus or any prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delaware Corporation

As permitted by Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, the certificate of incorporation of Magnum Hunter includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

Our bylaws provide that:

•	we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law; and

•	we may advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of our company or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and officers insuring them against certain liabilities that may be asserted against them in their capacities as directors or officers or arising out of such status.

Item 21.	Exhibits.

See the exhibit index, which is incorporated herein by reference.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(f) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on this 8th day of April, 2011.

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
Name:     Gary C. Evans

Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary C. Evans and Ronald D. Ormand, and either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), to file the same with all exhibits thereto, and any and all instruments or documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Securities Act and any rules or regulations promulgated thereunder, and any such attorney-in-fact may make such changes and additions to this Registration Statement or such other documents or instruments as such attorney-in-fact may deem necessary or appropriate, granting each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person and hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary C. Evans Gary C. Evans	Chairman of the Board and Chief Executive Officer	April 8, 2011

/s/ Ronald D. Ormand Ronald D. Ormand	Chief Financial Officer, Executive Vice President and Director	April 8, 2011

/s/ David S. Krueger David S. Krueger	Chief Accounting Officer	April 8, 2011

/s/ J. Raleigh Bailes, Sr. J. Raleigh Bailes, Sr.	Director	April 8, 2011

/s/ Brad Bynum Brad Bynum	Director	April 8, 2011

Signature	Title	Date

/s/ Victor G. Carrillo Victor G. Carrillo	Director	April 8, 2011

/s/ Gary L. Hall Gary L. Hall	Director	April 8, 2011

/s/ Joe L. McClaugherty Joe L. McClaugherty	Director	April 8, 2011

/s/ Steven A. Pfeifer Steven A. Pfeifer	Director	April 8, 2011

/s/ Jeff Swanson Jeff Swanson	Director	April 8, 2011

EXHIBIT INDEX

Exhibit
Number		Description

2	.1**	Arrangement Agreement, dated as of January 19, 2011, by and among Magnum Hunter Resources Corporation, MHR Exchangeco Corporation and NuLoch Resources Inc. (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on January 25, 2011)*
2	.2***	Plan of Arrangement under Section 193 of the Business Corporations Act (Alberta) with respect to the Acquisition of NuLoch Resources Inc. by Magnum Hunter Resources Corporation
4	.1**	Certificate of Incorporation of the Registrant, as amended (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)
4	.1.1**	Certificate of Amendment to Certificate of Incorporation of the Registrant dated May 10, 2007 (incorporated by reference from Petro Resources Corporation’s Quarterly Report on Form 10-QSB filed on August 14, 2007)
4	.1.2**	Certificate of Amendment to Certificate of Incorporation of the Registrant dated November 2, 2011 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)
4	.1.3**	Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Preferred Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on December 11, 2009)
4	.1.4**	Certificate of Amendment of Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Preferred Stock dated August 2, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Quarterly Report on Form 10-Q filed on August 12, 2010)
4	.1.5**	Certificate of Amendment of Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Preferred Stock dated September 8, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on September 15, 2010)
4	.1.6**	Certificate of Designation of Rights and Preferences of 8.0% Series D Cumulative Preferred Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on March 17, 2011)
4	.1.7**	Certificate of Elimination of Series A Convertible Preferred Stock dated June 22, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)
4	.1.8**	Certificate of Elimination of Series B Convertible Preferred Stock dated June 22, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)
4	.2**	Amended and Restated Bylaws of the Registrant dated April 14, 2006 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)
4	.2.1**	Amendment to Bylaws of the Registrant (incorporated by reference from Petro Resources Corporation’s Amendment No. 1 to Registration Statement on Form SB-2 filed on June 9, 2006)
4	.2.2**	Amendment to Bylaws of the Registrant dated October 12, 2006 (incorporated by reference from Petro Resources Corporation’s Amendment No. 1 to Registration Statement on Form SB-2 filed on September 21, 2007)
5	.1***	Opinion of Fulbright & Jaworski L.L.P.
8	.1***	Opinion of Fulbright & Jaworski L.L.P.
8	.2***	Opinion of Blake, Cassels & Graydon LLP
9	.1***	Form of Exchangeable Share Voting and Exchange Trust Agreement
9	.2***	Form of Exchangeable Share Support Agreement
21	.1***	List of Subsidiaries
23	.1***	Consent of Hein & Associates LLP
23	.2***	Consent of MaloneBailey, LLP
23	.3***	Consent of Hall, Kistler & Company LLP
23	.4***	Consent of KPMG LLP
23	.5***	Consent of UHY LLP

Exhibit
Number		Description

23	.6***	Consent of Cawley, Gillespie & Associates, Inc.
23	.7***	Consent of Wright & Company, Inc.
23	.8***	Consent of AJM Petroleum Consultants
23	.9***	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 and Exhibit 8.1)
23	.10***	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 8.2)
24	.1***	Powers of Attorney (included on the signature pages hereto)

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the arrangement agreement have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.

**	Previously filed.

***	Filed herewith.